As filed with the Securities and Exchange Commission on [ ], 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment Number 1 to FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERLING CONSOLIDATED CORP.

(Exact Name of Registrant in its Charter)

Nevada	3050	45-1840913
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

STERLING CONSOLIDATED CORP.

1105 Green Grove Road

Neptune, New Jersey 07753

Tel.: 732-918-8004

 (Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Copies of communications to:

Gregg E. Jaclin, Esq.

Anslow & Jaclin, LLP

195 Route 9 South, Suite204

Manalapan, NJ 07726

Tel. No.: (732) 409-1212

 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price		Amount of Registration fee
Common Stock, $0.001 par value per share	3,536,873	(1)	$0.30	(2)	$1,061,061.90	(2)	$121.60	(2)

(1) This Registration Statement covers the resale by our selling shareholders of i) 797,373 shares sold to investors in our private offering pursuant to Regulation D Rule 506 completed in July 2012 at an offering price of $0.30 per share, ii) 300,000 and 720,000 shares issued to Scott Chichester and Lawrence Adams, respectively, and an additional 559,500 shares to 17 other founders of Oceanview Acquisition Corp. iii) 1,000,000 shares issued to Angelo DeRosa and Darren DeRosa, iv) 150,000 shares issued to Delaney Equity Group for consulting services, and v) 10,000 shares issued to Anslow & Jaclin, LLP for services rendered.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.30 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated __________, 2012

STERLING CONSOLIDATED CORP.

3,536,873 SHARES OFCOMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus.  We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock.  Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $0.30 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: __________, 2012

ITEM 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Sterling Consolidated,” the “Company,” “we,” “us” and “our” refer to Sterling Consolidated Corp. Sterling Seal refers to our wholly-owned subsidiary Sterling Seal & Supply, Inc., a New Jersey corporation. ADDR refers to our wholly-owned subsidiary ADDR Properties, LLC. Q5 refers to our wholly-owned subsidiary Q5 Ventures, LLC.

Overview

We were incorporated in the State of Nevada as Oceanview Acquisition Corp. on January 31, 2011. On May 18, 2012, we amended our Articles of Incorporation to change our name to Sterling Consolidated Corp.

Our largest subsidiary is Sterling Seal & Supply, Inc. (“Sterling Seal”), a New Jersey corporation which was incorporated in 1997. Its predecessor was Sterling Plastic & Rubber Products, Inc., incorporated in New Jersey and was founded in 1970. Sterling Seal engages primarily in the distribution and sale of O-rings, rubber seals, oil seals, custom molded rubber parts, custom Teflon parts, Teflon rods, O-ring cord, bonded seals, O-ring kits, and stuffing box sealant.

We also own real property through our subsidiaries ADDR Properties, LLC (“ADDR”) and Q5 Ventures, LLC (“Q5”). ADDR owns a 28,000 square foot facility in Neptune, New Jersey, that is primarily used by Sterling Seal for its operations. ADDR also owns another property in Cliffwood Beach, New Jersey, that was previously occupied by Sterling Seal and is now rented out to tenants. Q5 owns a 5,000 square foot facility that is used by Sterling Seal in Florida.

In addition, our subsidiary Integrity Cargo Freight Corporation (“Integrity”) is a freight forwarding business. Integrity shares a facility with Sterling Seal and manages the importation of Sterling Seal’s products and exports products on behalf of Sterling Seal to various countries.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 3.

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Emerging Growth Company Status

 We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have decided to take advantage of these exemptions. As a result, some investors may find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

 In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

 We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Where You Can Find Us

Our principal executive office is located at 1105 Green Grove Road, Neptune, NJ 07753 and our telephone number is (732) 918-8004.

The Offering

Common stock offered by selling security holders	3,536,873 shares of common stock. This number represents 9.57% of our current outstanding common stock (1).

Common stock outstanding before the offering	36,957,373

Common stock outstanding after the offering	36,957,373 shares of common stock as of December 12, 2012.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

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(1)            Based on 36,957,373 shares of common stock outstanding as of December 12, 2012.

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business and Industry

THE PRICES WE PAY AND CHARGE FOR THE PRODUCTS THAT WE SUPPLY, AND THE AVAILABILITY OF SUCH PRODUCTS GENERALLY, MAY FLUCTUATE DUE TO A NUMBER OF FACTORS BEYOND OUR CONTROL.

We purchase large quantities of O-rings and other rubber seals from our suppliers for distribution to our customers. At times pricing and availability of these products change depending on many factors outside of our control, such as general global economic conditions, competition, consolidation of seal producers, cost and availability of raw materials necessary to produce rubber and other materials found in the products we carry, production levels, labor costs, freight and shipping costs, natural disasters, political instability, import duties, tariffs and other trade restrictions, currency fluctuations and surcharges imposed by our suppliers.

We seek to maintain our profit margins by attempting to increase the prices we charge for the products we supply in response to increases in the prices we pay for them. However, demand for the products we supply, the actions of our competitors, our contracts with certain of our customers and other factors largely out of our control will influence whether, and to what extent, we can pass any such cost increases and surcharges on to our customers. If we are unable to pass on higher costs and surcharges to our customers, or if we are unable to do so in a timely manner, our business, financial condition, results of operations and liquidity could be materially and adversely affected.

Alternatively, if the price of the raw materials decreases significantly or if demand for the products we supply decreases because of increased customer, manufacturer or distributor inventory levels of O-rings and other seals, we may be required to reduce the prices we charge for the products we supply to remain competitive. These factors may affect our gross profit and cash flow and may also require us to write-down the value of inventory on hand that we purchased prior to the steel price decreases, which could materially and adversely affect our business, financial condition, results of operations and liquidity.

Our business could also be negatively impacted by the importation of lower-cost seals into the U.S. market. An increase in the level of imported lower-cost products could adversely affect our business to the extent that we then have higher-cost products in inventory or if prices and margins are driven down by increased supplies of such products. These events could also have a material adverse effect on our profit margins and results of operations.

In addition, the domestic and international O-ring industry has experienced consolidation in recent years. Further consolidation could result in a decrease in the number of our major suppliers or a decrease in the number of alternative supply sources available to us, which could make it more likely that termination of one or more of our relationships with major suppliers would result in a material adverse effect on our business, financial condition, results of operations or cash flows. Consolidation could also result in price increases for the products that we purchase. Such price increases could have a material adverse effect on our business, financial condition, results of operations or cash flows if we were not able to pass these price increases on to our customers.

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WE MAY EXPERIENCE UNEXPECTED SUPPLY SHORTAGES.

We supply products from a wide variety of vendors and suppliers. In the future we may have difficulty obtaining the products we need from suppliers and manufacturers as a result of unexpected demand or production difficulties. Also, products may not be available to us in quantities sufficient to meet customer demand. Failure to fulfill customer orders in a timely manner could have an adverse effect on our relationships with these customers. Our inability to obtain products from suppliers and manufacturers in sufficient quantities to meet demand could have a material adverse effect on our business, results of operations and financial condition.

WE MAINTAIN AN INVENTORY OF PRODUCTS FOR WHICH WE DO NOT HAVE FIRM CUSTOMER ORDERS. AS A RESULT, IF PRICES OR SALES VOLUMES DECLINE, OUR PROFIT MARGINS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

Our profitability, margins and cash flows may be negatively affected if we are unable to sell our inventory in a timely manner. Because we maintain substantial inventories of specialty seal products for which we do not have firm customer orders, there is a risk that we will be unable to sell our existing inventory at the volumes and prices we expect.

OUR BUSINESS IS SENSITIVE TO ECONOMIC DOWNTURNS AND ADVERSE CREDIT MARKET CONDITIONS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY.

Aspects of our business, including demand for and availability of the products we supply, are dependent on, among other things, the state of the global economy and adverse conditions in the global credit markets. Our business has been affected in the past and may be affected in the future by the following:

•	our customers reducing or eliminating capital expenditures as a result of reduced demand from their customers;

•	our customers not being able to obtain sufficient funding at a reasonable cost or at all as a result of tightening credit markets, which may result in delayed or cancelled projects or maintenance expenditures;

•	our customers not being able to pay us in a timely manner, or at all, as a result of declines in their cash flows or available credit;

•	experiencing supply shortages for certain products if our suppliers reduce production as a result of reduced demand for their products or as a result of limitations on their ability to access credit for their operations;

•	experiencing tighter credit terms from our suppliers, which could increase our working capital needs and potentially reduce our liquidity; and

•	the value of our inventory declining if the sales prices we are able to charge our customers decline.

As a result of these and other effects, economic downturns such as the one we recently experienced have, and could in the future, materially and adversely affect our business, financial condition, results of operations and liquidity.

In addition, market disruptions, such as the recent global economic recession, could adversely affect the creditworthiness of lenders under our debt facilities. Any reduced credit availability under our credit facilities could require us to seek other forms of liquidity through financing in the future and the availability of such financing will depend on market conditions prevailing at that time.

WE RELY ON OUR SUPPLIERS TO MEET THE REQUIRED SPECIFICATIONS FOR THE PRODUCTS WE PURCHASE FROM THEM, AND WE MAY HAVE UNREIMBURSED LOSSES ARISING FROM OUR SUPPLIERS’ FAILURE TO MEET SUCH SPECIFICATIONS.

We rely on our suppliers to provide mill certifications that attest to the specifications and physical and chemical properties of the seals that we purchase from them for resale. We generally do not undertake independent testing of any such seals but rely on our customers or assigned third-party inspection services to notify us of any products that do not conform to the specifications certified by the manufacturers. We may be subject to customer claims and other damages if products purchased from our suppliers are deemed to not meet customer specifications. These damages could exceed any amounts that we are able to recover from our suppliers or under our insurance policies. Failure to provide products that meet our customer’s specifications would adversely affect our relationship with such customer, which could negatively impact our business and results of operations.

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LOSS OF KEY SUPPLIERS COULD DECREASE OUR SALES VOLUMES AND OVERALL PROFITABILITY.

For the year ended December 31, 2011, our ten largest suppliers accounted for approximately 54% of our purchases and our single largest supplier accounted for approximately 14% of our purchases. Consistent with industry practice, we do not have long-term contracts with any of our suppliers. Therefore, all of our suppliers have the ability to terminate their relationships with us or reduce their planned allocations of product to us at any time. The loss of any of these suppliers due to merger or acquisition, business failure, bankruptcy or other reason could put us at a competitive disadvantage by decreasing the availability or increasing the prices, or both, of products we supply, which in turn could result in a decrease in our sales volumes and overall profitability.

LOSS OF THIRD-PARTY TRANSPORTATION PROVIDERS UPON WHICH WE DEPEND, FAILURE OF SUCH THIRD-PARTY TRANSPORTATION PROVIDERS TO DELIVER HIGH QUALITY SERVICE OR CONDITIONS NEGATIVELY AFFECTING THE TRANSPORTATION INDUSTRY COULD INCREASE OUR COSTS AND DISRUPT OUR OPERATIONS.

We depend upon third-party transportation providers for delivery of products to our customers. Shortages of transportation vessels, transportation disruptions or other adverse conditions in the transportation industry due to shortages of truck drivers, strikes, slowdowns, piracy, terrorism, disruptions in rail service, closures of shipping routes, unavailability of ports and port service for other reasons, increases in fuel prices and adverse weather conditions could increase our costs and disrupt our operations and our ability to deliver products to our customers on a timely basis. We cannot predict whether or to what extent any of these factors would affect our costs or otherwise harm our business. In addition, the failure of our third-party transportation providers to provide high quality customer service when delivering product to our customers would adversely affect our reputation and our relationship with our customers and could negatively impact our business and results of operations.

SIGNIFICANT COMPETITION FROM A NUMBER OF COMPANIES COULD REDUCE OUR MARKET SHARE AND HAVE AN ADVERSE EFFECT ON OUR SELLING PRICES, SALES VOLUMES AND RESULTS OF OPERATIONS.

We operate in a highly competitive industry and compete against a number of other market participants, some of which have significantly greater financial, technological and marketing resources than we do. We compete primarily on the basis of pricing, availability of specialty products and customer service. We may be unable to compete successfully with respect to these or other competitive factors. If we fail to compete effectively, we could lose market share to our competitors. Moreover, our competitors’ actions could have an adverse effect on our selling prices and sales volume. To compete for customers, we may elect to lower selling prices or offer increased services at a higher cost to us, each of which could reduce our sales, margins and earnings. There can be no assurance that we will be able to compete successfully in the future, and our failure to do so could adversely affect our business, results of operations and financial condition.

THE DEVELOPMENT OF ALTERNATIVES TO SEAL PRODUCT DISTRIBUTORS IN THE SUPPLY CHAIN IN THE INDUSTRIES IN WHICH WE OPERATE COULD CAUSE A DECREASE IN OUR SALES AND RESULTS OF OPERATIONS AND LIMIT OUR ABILITY TO GROW OUR BUSINESS.

If our customers were to acquire or develop the capability and desire to purchase products directly from our suppliers in a competitive fashion, it would likely reduce our sales volume and overall profitability. Our suppliers also could expand their own local sales forces, marketing capabilities and inventory stocking capabilities and sell more products directly to our customers. Likewise, customers could purchase from our suppliers directly in situations where large orders are being placed and where inventory and logistics support planning are not necessary in connection with the delivery of the products. These and other actions that remove us from, limit our role in, or reduce the value that our services provide in the distribution chain could materially and adversely affect our business, financial condition and results of operations.

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CHANGES IN THE PAYMENT TERMS WE RECEIVE FROM OUR SUPPLIERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY.

The payment terms we receive from our suppliers are dependent on several factors, including, but not limited to, our payment history with the supplier, the supplier’s credit granting policies, contractual provisions, our credit profile, industry conditions, global economic conditions, our recent operating results, financial position and cash flows and the supplier’s ability to obtain credit insurance on amounts that we owe them. Adverse changes in any of these factors, many of which may not be wholly in our control, may induce our suppliers to shorten the payment terms of their invoices. Given the large amounts and volume of our purchases from suppliers, a change in payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers, and consequently may have a material adverse effect on our business, results of operations and financial condition.

WE ARE A HOLDING COMPANY WITH NO REVENUE GENERATING OPERATIONS OF OUR OWN. WE DEPEND ON THE PERFORMANCE OF OUR SUBSIDIARIES AND THEIR ABILITY TO MAKE DISTRIBUTIONS TO US.

We are a holding company with no business operations, sources of income or assets of our own other than our ownership interests in our subsidiaries. Because all of our operations are conducted by our subsidiaries, our cash flow and our ability to repay debt that we currently have and that we may incur after this offering and our ability to pay dividends to our stockholders are dependent upon cash dividends and distributions or other transfers from our subsidiaries.

Our subsidiaries are separate and distinct legal entities. Any right that we have to receive any assets of or distributions from any of our subsidiaries upon the bankruptcy, dissolution, liquidation or reorganization of any such subsidiary, or to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary’s creditors, including trade creditors and holders of debt issued by that subsidiary.

WE RELY UPON SEVERAL MAJOR CUSTOMERS; THE LOSS OF ANY OF THE MAIN CUSTOMERS WILL ADVERSELY AFFECT OUR BUSINESS PERFORMANCE.

We rely upon our major customers for a substantial portion of our sales. For the fiscal year ended December 31, 2011, our five (5) largest customers accounted for approximately 25% of the sales of Sterling Seal, our largest subsidiary. We have not entered into formal agreements with these customers. Loss of any of these customers could adversely affect our business performance and profitability.

Shortages or interruptions in the supply or delivery of our products could adversely affect our operating results.

We are dependent on frequent deliveries of products that meet our specifications. Shortages or interruptions in the supply of products caused by unanticipated demand, problems in production or distribution, inclement weather or other conditions could adversely affect the availability, quality and cost of supplies, which would adversely affect our operating results.

FAILURE TO COMPLY WITH THE LAWS ADMINISTERED BY THE U.S. FEDERAL MARITIME COMMISSION COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

Integrity Cargo is regulated by the Federal Maritime Commission. The Federal Maritime Commission (FMC) is an independent regulatory agency responsible for the regulation of ocean-borne transportation in the foreign commerce of the U.S. The principal statutes or statutory provisions administered by the Commission are: the Shipping Act of 1984, the Foreign Shipping Practices Act of 1988, section 19 of the Merchant Marine Act, 1920, and Public Law 89-777. Failure to comply with these laws could subject us to penalties and other adverse consequences.

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OUR REAL ESTATE HOLDING COMPANIES AND FREIGHT FORWARDING BUSINESS RELY UPON STERLING SEAL FOR A MAJORITY OF THEIR REVENUE. LOSS OF CUSTOMERS BY STERLING SEAL WILL ADVERSELY AFFECT THE BUSINESS PERFORMANCE OF OUR OTHER CONSOLIDATING ENTITIES.

ADDR and Q5 rely on generating a majority of their respective revenues from Sterling Seal. In addition, 52% of the revenues of our freight forwarding business, Integrity Cargo, are derived from Sterling Seal. In the event that Sterling Seal has any material disruptions in business or its revenues or profits decrease substantially, our other subsidiaries may not be able to sustain operations.

DUE TO THE GLOBAL NATURE OF OUR BUSINESS, WE COULD BE ADVERSELY AFFECTED BY VIOLATIONS OF THE FCPA AND VARIOUS INTERNATIONAL TRADE AND EXPORT LAWS.

The global nature of our business creates various domestic and local regulatory challenges. The Foreign Corrupt Practices Act (“FCPA”) generally prohibits U.S.-based companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these and other anti-bribery laws. We operate in parts of the world that experience corruption by government officials to some degree and, in certain circumstances, compliance with anti-bribery laws may conflict with local customs and practices. Our global operations require us to import from various countries, which geographically stretches our compliance obligations. To help ensure compliance, our anti-bribery policy and training on a global basis provide our employees with procedures, guidelines and information about anti-bribery obligations and compliance. However, such anti-bribery policies will not always protect us from reckless, criminal or unintentional acts committed by our employees, agents or other persons associated with us. If we are found to be in violation of the FCPA or other anti-bribery laws (either due to acts or inadvertence of our employees, or due to the acts or inadvertence of others), we could suffer criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.

WE RELY ON OUR INFORMATION TECHNOLOGY SYSTEMS TO MANAGE NUMEROUS ASPECTS OF OUR BUSINESS AND CUSTOMER AND SUPPLIER RELATIONSHIPS, AND A DISRUPTION OF THESE SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We depend on our information technology, or IT, systems to manage numerous aspects of our business transactions and provide analytical information to management. Our IT systems are an essential component of our business and growth strategies, and a disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss, including as a result of natural disasters, computer system and network failures, loss of telecommunications services, operator negligence, loss of data, security breaches and computer viruses. Any such disruption could adversely affect our competitive position and thereby our business, financial condition and results of operations.

WE COULD BE SUBJECT TO PERSONAL INJURY, PROPERTY DAMAGE, PRODUCT LIABILITY, WARRANTY, ENVIRONMENTAL AND OTHER CLAIMS INVOLVING ALLEGEDLY DEFECTIVE PRODUCTS THAT WE SUPPLY.

The products we supply are often used in potentially hazardous applications that could result in death, personal injury, property damage, environmental damage, loss of production, punitive damages and consequential damages. Actual or claimed defects in the products we supply may result in our being named as a defendant in lawsuits asserting potentially large claims despite our not having manufactured the products alleged to have been defective. We may offer warranty terms that exceed those of the supplier, or we and the supplier may be financially unable to cover the losses and damages caused by any defective products that it manufactured and we supplied. Finally, the third-party supplier may be in a jurisdiction where it is impossible or very difficult to enforce our rights to obtain contribution in the event of a claim against us.

WE MAY NOT HAVE ADEQUATE INSURANCE FOR POTENTIAL LIABILITIES.

In the ordinary course of business, we may be subject to various product and non-product related claims, laws and administrative proceedings seeking damages or other remedies arising out of our commercial operations. We maintain insurance to cover our potential exposure for most claims and losses. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles, may be inadequate or unavailable to protect us fully, and may be canceled or otherwise terminated by the insurer. Furthermore, we face the following additional risks under our insurance coverage:

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•	we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all;

•	we may be faced with types of liabilities that are not covered under our insurance policies, such as damage from environmental contamination or terrorist attacks, and that exceed any amounts we may have reserved for such liabilities;

•	the amount of any liabilities that we may face may exceed our policy limits and any amounts we may have reserved for such liabilities; and

•	we may incur losses resulting from interruption of our business that may not be fully covered under our insurance policies.

Even a partially uninsured claim of significant size, if successful, could materially and adversely affect our business, financial condition, results of operations and liquidity. However, even if we successfully defend ourselves against any such claim, we could be forced to spend a substantial amount of money in litigation expenses, our management could be required to spend valuable time in the defense against these claims and our reputation could suffer, any of which could harm our business and financial condition.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMENT OF ADDITIONAL QUALIFIED EMPLOYEES.

In the event of our future growth in administration, marketing, and customer service, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

Risks Related To This Offering

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our Chief Executive Officer (“CEO”) lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our CEO has never been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

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OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF ANGELO AND DARREN DEROSA, OUR OFFICERS AND DIRECTORS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Angelo DeRosa, our Chairman of the Board, and Darren DeRosa, our Chief Executive Officer.  The loss of services of any of the management staff could have a material adverse effect on our business, financial condition or results of operation.

UPON THE COMPLETION OF THIS OFFERING, THE CONCENTRATION OF OUR CAPITAL STOCK OWNERSHIP WITH OUR FOUNDERS, EXECUTIVE OFFICERS, AND MEMBERS OF THE DEROSA FAMILY WILL LIKELY LIMIT AN INVESTOR’S ABILITY TO INFLUENCE CORPORATE MATTERS.

Upon completion of this offering, the executive officers and directors, Darren DeRosa and Angelo DeRosa will own approximately 88% of our outstanding common stock. In addition, members of the DeRosa family will own and control approximately 89.5% of our outstanding common stock. See “Certain Relationships and Related-Party Transactions.” As a result, these stockholders, acting individually or together, can exercise significant influence over our business policies and affairs, including the power to nominate a majority of the members of our board of directors. Because of such power and because our board of directors is responsible for appointing the members of our senior management team, our founders and key employees could affect any attempt by independent stockholders to replace current members of our management team. In addition, our founders and key employees and the DeRosa family in general can control any action requiring the general approval of our stockholders, including the adoption of amendments to our certificate of incorporation and bylaws and the approval of mergers or sales of substantially all of our assets. It is possible that the interests of certain of our founders and other key employees may, in certain circumstances, conflict with our interests, the interests of our other founders, key employees or minority stockholders, including you. For example, the concentration of ownership and voting power of our founders and key employees may delay, defer or even prevent an acquisition by a third party or other change of control involving us and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of our minority stockholders. As a result, our founders and key employees could pursue transactions that may not be in our best interests which could have a material adverse effect on our business, financial condition or results of operations.

Risk Related To Our Capital Stock

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

9

THE OFFERING PRICE OF THE COMMON STOCK WAS DETERMINED BASED ON THE PRICE OF OUR PRIVATE OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.30 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

YOU WILL EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST BECAUSE OF THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND OUR PREFERRED STOCK.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock will be quoted on the OTCBB.

IN THE EVENT THAT THE COMPANY’S SHARES ARE TRADED, THEY WILL MOST LIKELY TRADE UNDER $5.00 PER SHARE AND THUS WILL BE A PENNY STOCK. TRADING IN PENNY STOCKS HAS MANY RESTRICTIONS AND THESE RESTRICTIONS COULD SEVERLY AFFECT THE PRICE AND LIQUIDITY OF THE COMPANY’S SHARES.

In the event that our shares are traded, and our stock will most likely trade below $5.00 per share, and our stock will therefore be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock will probably be considered to be a “penny stock” and will subject to the additional regulations and risks of such a security. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

INVESTING IN THE COMPANY IS A HIGHLY SPECULATIVE INVESTMENT AND COULD RESULT IN THE LOSS OF YOUR ENTIRE INVESTMENT.

A purchase of the offered shares is significantly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the loss of his or her entire purchase price. The business objectives of the Company are also speculative, and we may be unable to satisfy those objectives. The shareholders of the Company may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment in the Company. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business advisor and/or investment advisor.

10

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

 WE ARE AN “EMERGING GROWTH COMPANY,” AND ANY DECISION ON OUR PART TO COMPLY ONLY WITH CERTAIN REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO “EMERGING GROWTH COMPANIES” COULD MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

BECAUSE WE HAVE ELECTED TO DEFER COMPLIANCE WITH NEW OR REVISED ACCOUNTING STANDARDS, OUR FINANCIAL STATEMENT DISCLOSURE MAY NOT BE COMPARABLE TO SIMILAR COMPANIES.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

OUR STATUS AS AN “EMERGING GROWTH COMPANY” UNDER THE JOBS ACT OF 2012 MAY MAKE IT MORE DIFFICULT TO RAISE CAPITAL AS AND WHEN WE NEED IT.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

11

WE MAY BE EXEMPT FROM THE REPORTING OBLIGATIONS PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT AND THEREFORE MAY NOT HAVE TO PROVIDE INVESTORS WITH PERIODIC REPORTS AS MAY BE REQUIRED PURSUANT TO SECTION 13 OF THE SECURITIES EXCHANGE ACT, FOLLOWING THE FORM 10K REQUIRED FOR THE FISCAL YEAR IN WHICH OUR REGISTRATION STATEMENT IS EFFECTIVE.

The requirement for an issuer that has filed a registration statement to file pursuant to Section 15(d) of the Securities Exchange Act is suspended for any fiscal year, except for the fiscal year in which such registration statement becomes effective, if, at the beginning of the fiscal year, the issuer has fewer than 300 shareholders. We currently have fewer than 300 shareholders and expect to maintain a fewer than 300 shareholder base. If we do continue to have fewer than 300 shareholders, we will be exempt from the filing requirements as required pursuant to Section 13 of the Securities Exchange Act and will not be required to file any periodic reports, including Form 10Q and 10K filings, with the SEC subsequent to the Form 10K required for the fiscal year in which our registration statement is effective. Further, disclosures in our Form 10K that we will be required to file for the fiscal year in which our registration statement is effective, is less extensive than the disclosures required of fully reporting companies. Specifically, we are not subject to disclose in our Form 10K risk factors, unresolved staff comments, or selected financial data, pursuant to Items 1A, 1B, 6, respectively.

UNTIL WE REGISTER A CLASS OF OUR SECURITIES UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 (“EXCHANGE ACT”), WE WILL ONLY BE SUBJECT TO THE PERIODIC REPORTING OBLIGATIONS IMPOSED BY SECTION 15(D) OF THE EXCHANGE ACT.

Until such time as we register a class of our securities under Section 12 of the Securities Exchange Act of 1934, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Exchange Act. Accordingly, we will not be subject to the proxy rules, Section 16 short-swing profit provisions, beneficial ownership reporting, the bulk of the tender offer rules and the reporting requirements of Section 13 of the Exchange Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

12

Determination of Offering Price

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Dilution

The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Selling Security Holders

The common shares being offered for resale by the selling security holders consist of 3,536,873 shares of our common stock held by 62 shareholders, which consist of i) 797,373 shares sold to investors in our private offering pursuant to Regulation D Rule 506 completed in July 2012 at an offering price of $0.30 per share, ii) 300,000 and 720,000 shares issued to Scott Chichester and Lawrence Adams, respectively, and an additional 559,500 to 17 other founders of Sterling Consolidated Corp. (f/k/a Oceanview Acquisition Corp.) that were issued as founders shares on January 31, 2011, iii) 1,000,000 shares issued to Angelo DeRosa and Darren DeRosa, iv) 150,000 shares issued to Delaney Equity Group for consulting services, and v) 10,000 shares issued to Anslow & Jaclin, LLP for services rendered.

The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  December 12, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

13

Name	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Ali Daneshmand	100,000		100,000	0	*
Angelo C Porta	21,040		21,040	0	*
Anna Khorosheva	333		333	0	*
Chichester Associates, Inc. (1)	288,333	(23)	288,333	0	*
Chris Hussar	10,000		10,000	0	*
Desiree Muzzicato	3,337		3,337	0	*
Eugenia Fishbein (2)	333		333	0	*
Frank Strain	1,000		1,000	0	*
Fred Zink (3)	35,000		35,000	0	*
Gary Lesock	333		333	0	*
Gregory Schmitt	1,000		1,000	0	*
Hannah Steinberg (4)	1,667		1,667	0	*
Joe and Mary Orlando	56,666		56,666	0	*
John Magoulis	333		333	0	*
John Padian	333		333	0	*
John Scoscia	1,000		1,000	0	*
John Velisaris	10,000		10,000	0	*
John Williamson	333		333	0	*
Joseph Coccia	333		333	0	*
Laura Frye	1,000		1,000	0	*
Linda Ann Trufolo	33,333		33,333	0	*
Lou Welfare	667		667	0	*
Lynne and Keith Davis (5)	116,667		116,667	0	*
Michael Angeloni	333		333	0	*
Mike Mrotzek	16,667		16,667	0	*
Maranz Inc. (22)	175,000		175,000	0	*
Next Generation TS FBO Glenn Jaffe IRA 1343 (6)	20,000		20,000	0	*
Rebecca Steinberg (7)	1,667		1,667	0	*
Remy Fishbein (8)	333		333	0	*
Robert and Inga Bliss	34,000		34,000	0	*
Robert Wallace	33,333		33,333	0	*
Sally Chichester (19)	333		333	0	*
Sean Davis (9)	1,667		1,667	0	*
Tim Walsh	16,666		16,666	0	*
Timothy Davis (10)	1,667		1,667	0	*
Troy Nowakowski	333		333	0	*
Sheng-Chi and LiSheng T. Wu	100,000		100,000	0	*
Rose Astorino	333		333	0	*
Lawrence Adams	1,293,500		720,000	561,500	1.52%
Scott Chichester (19)	1,027,000		300,000	727,000	1.97%
Delaney Equity Group (11)	150,000		150,000	0	0
Angelo DeRosa (20)	16,560,000		500,000	16,060,000	43.47%
Darren DeRosa (21)	16,560,000		500,000	16,060,000	43.47%
Bennett Weber	50,000		50,000	0	*
Erik Langeland	25,000		25,000	0	*
Frederick Kiechel III (12)	25,000		25,000	0	*
Frederick Kiechel IV (13)	5,000		5,000	0	*
Vivian Kiechel (14)	25,000		25,000	0	*
K. Lee Kiechel Coles (15)	5,000		5,000	0	*
Loretta Harrison	10,000		10,000	0	*
Maria Brown	10,000		10,000	0	*
Sara Fleischman-Stuven	5,000		5,000	0	*
Gina Skurchak-Rossi (16)	5,000		5,000	0	*
Ernest Rossi (17)	5,000		5,000	0	*
Dr. Dominick Lembo	30,000		30,000	0	*
Michael Selearis	15,000		15,000		*
Rafael Veloz	5,000		5,000	0	*
Wendy Straker-Elie	7,500		7,500	0	*
Elaine Friedman	44,000		44,000	0	*
Anslow & Jaclin, LLP (18)	9,000		9,000	0	*
Eric Stein (18)	1,000		1,000	0	*

TOTAL:	36,957,373		3,536,873	32,691,500	88.45%

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(1) Sally Chichester is the principal of Chichester Associates, Inc. Sally Chichester acting alone has voting and dispositive power over the shares owned by Chichester Associates, Inc.

(2) Eugenia Fishbein is the mother of Remy Fishbein.

(3) Fred Zink is the President of Sterling Seal & Supply, Inc.

(4) Hannah Steinberg is the daughter of Lynne Davis.

(5) Lynne and Keith Davis are husband and wife and are the parents of Sean Davis and Timothy Davis. Lynne Davis is the mother of Hannah Steinberg and Rebecca Steinberg.

(6) Next Generation TS FBO Glenn Jaffe IRA 1343 is the Individual Retirement Account of Glenn Jaffe, administered by Next Generation Trust Services. Glenn Jaffe alone has voting and dispositive power over the shares owned by Next Generation TS FBO Glenn Jaffe IRA 1343.

(7) Rebecca Steinberg the daughter of Lynne Davis.

(8) Remy Fishbein is the son of Eugenia Fishbein.

(9) Sean Davis is the son of Lynne and Keith Davis.

(10) Timothy Davis is the son of Lynne and Keith Davis.

(11) David Delaney is the president of Delaney Equity Group, LLC acting alone has voting and dispositive power over the shares owned by Delaney Equity Group, LLC

(12) Frederick Kiechel III is the father of Frederick Kiechel IV and K. Lee Kiechel Coles. Frederick Kiechel III is the husband of Vivian Kiechel.

(13) Frederick Kiechel IV is the son of Frederick Kiechel III and Vivian Kiechel.

(14) Vivian Kiechel is the mother of Frederick Kiechel IV and K. Lee Kiechel Coles. Vivian Kiechel is the wife of Frederick Kiechel III.

(15) K. Lee Kiechel Coles is the daughter of Frederick Kiechel III and Vivian Kiechel.

(16) Gina Skurchak-Rossi is the wife of Ernest Rossi.

(17) Ernest Rossi is the husband of Gina Skurchak-Rossi

(18) Rich Anslow and Gregg Jaclin are principals of Anslow & Jaclin LLP and have shared voting and dispositive powers over its shares of our common stock. Eric Stein is an associate at Anslow & Jaclin LLP.

(19) Sally Chichester and Scott Chichester are mother and son.

(20) Angelo DeRosa is the father of Darren DeRosa. Angelo DeRosa is also our Chairman of the Board of Directors.

(21) Darren DeRosa is the son of Angelo DeRosa. Darren DeRosa is also our Chief Executive Officer.

(22) George Halagas is the principal of Maranz, Inc. George Halagas acting alone has voting and dispositive power over the shares owned by Maranz, Inc.

(23) The shares owned by Chichester Associates, Inc. include (i) 288,000 shares issued as founders shares in Oceanview Acquisition Corp; and (ii) 333 shares issued in connection with the Regulation D Rule 506 completed in July 2012 at an offering price of $0.30 per share. The 333 shares that Sally Chichester owns in her own name are different than the 333 shares issued to Chichester Associates, Inc.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

Other than Angelo DeRosa, Darren DeRosa and Scott Chichester, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Angelo DeRosa is our current Chairman of the Board of Directors. Darren DeRosa is our current Chief Executive Officer. And, Scott Chichester is our current Chief Financial Officer and was, prior to the closing of the share exchange agreement, our sole officer and director.

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Plan of Distribution

The selling security holders may sell some or all of their shares at a fixed price of $0.30 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.30 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $68,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Description of Securities to be Registered

General

We are currently authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

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Common Stock

We are currently authorized to issue 200,000,000 shares of common stock, par value $0.001 per share. Currently we have 36,957,373 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share.  Currently, no shares of our preferred stock have been designated any rights and we have no shares of preferred stock issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 77 Spruce Street, Suite 201, Cedarhurst, New York 11516.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Anslow & Jaclin, LLP located at 195 Route 9 South, Suite 204, Manalapan, NJ 07726 will pass on the validity of the common stock being offered pursuant to this registration statement.

The financial statements as of December 31, 2011 and March 31, 2012 included in this prospectus and the registration statement have been audited and reviewed, respectively, by Sam Kan & Company, CPA, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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Information about the Registrant

DESCRIPTION OF BUSINESS

Overview

We were incorporated in the State of Nevada as Oceanview Acquisition Corp on January 31, 2011. On May 18, 2012, we amended our Articles of Incorporation to change our name to Sterling Consolidated Corp. We are a holding company, and all of our operations are conducted through our four subsidiaries: Sterling Seal & Supply, Inc. (“Sterling Seal”), ADDR Properties, LLC (“ADDR”), Q5 Ventures, LLC (“Q5”), and Integrity Cargo Freight Corporation (“Integrity”). In June 2012, these four entities became subsidiaries of the Company through an Equity Exchange Agreement by which the shareholders of Sterling Seal, ADDR, Q5, and Integrity became shareholders of the Company and in exchange the Company received all of the authorized and outstanding shares of Sterling Seal, ADDR, Q5, and Integrity.

Sterling Consolidated Corp. conducts its entire business through its four subsidiaries. Each subsidiary is responsible for a specific business function of the Company. For clarity, an organizational chart of the Company is provided below.

Equity Exchange Agreement

On June 20, 2012, we executed an equity exchange agreement with Sterling Seal, ADDR, Q5 and Integrity. Under this exchange agreement, Sterling Consolidated Corp became the holding company and obtained 100% interest in each of the four consolidating entitles: Sterling Seal and Supply, Inc., ADDR Properties LLC, Integrity Cargo Freight Corporation and Q5 Ventures LLC. As consideration for the transfer of the equity interests of Sterling, ADDR, Q5 and Integrity, we agreed to issue a total of 33,817,040 shares of our common stock to the shareholders of Sterling, ADDR, Q5 and Integrity. Specifically, we issued shares as follows:

(A)	1,080,000 shares of common stock to the ADDR Members, of which:
i.	540,000 shares of common stock were issued to Angelo DeRosa,
ii.	270,000 shares of common stock were issued to Darleen DeRosa, and
iii.	270,000 shares of common stock were issued to Darren DeRosa;

(B)	1,500,000 SC Shares to the Integrity Shareholders, of which:
i.	750,000 shares of common stock were issued to Angelo DeRosa, and
ii.	750,000 shares of common stock were issued to Darren DeRosa;

(C)	540,000 SC Shares to the Q5 Members, of which:
i.	270,000 shares of common stock were issued to Kaveeta DeRosa, and
ii.	270,000 shares of common stock were issued to Darren DeRosa; and
(D)	30,797,373 SC Shares to the Sterling Seal Shareholders, of which:
i.	15,000,000 shares of common stock were issued to Angelo DeRosa,
ii.	15,000,000 shares of common stock were issued to Darren DeRosa, and
iii.	797,373 shares of common stock were issued to the Private Placement Shareholders.

After execution of the exchange agreement, and coupled with shares sold in a private offering, Sterling Consolidated Corp had a total of 36,797,373 shares outstanding.

A copy of the Equity Exchange Agreement is attached hereto as Exhibit 10.1.

Private Placement

In January of 2012, Sterling Seal and Supply, Inc. conducted a private placement under Rule 506 of Regulation D. In the offering, Sterling Seal and Supply, Inc. sold a total of 797,373 shares of common stock at $0.30 per share to 38 investors for total proceeds of $239,211.90.

Sterling Seal & Supply, Inc.

Our largest subsidiary is Sterling Seal & Supply, Inc. (“Sterling Seal”), a New Jersey corporation which was incorporated in 1997. Its predecessor was Sterling Plastic & Rubber Products, Inc., incorporated in New Jersey founded in 1970. Sterling Seal engages primarily in the distribution and sale of O-rings, rubber seals, oil seals, custom molded rubber parts, custom Teflon parts, Teflon rods, O-ring cord, bonded seals, O-ring kits, and stuffing box sealant.

Sterling Seal is a distributor of O-rings. O-rings are one of the simplest, yet most engineered, precise, and useful seal designs. They are one of the most common and important elements of machine design. O-rings and the other products that Sterling Seal sells are used in a wide variety of industries, including automotive, pump, transmissions, oil and energy, machinery, and packaging. These products are utilized primarily as seals to prevent leakage of liquids or air. Most of the products carried by Sterling Seal are made of rubber, but some are coated and the rubber compound can change upon customer request.

Sterling Seal sells directly to smaller distributors and original equipment manufacturers in need of seals. It offers a catalogue of standard sizes, and will take orders for special sizes not available in the standard catalogue. In order to satisfy the needs of our customers and stay competitive, Sterling Seal always maintains a wide variety of products in substantial quantities at its main warehouse in Neptune, New Jersey, as well as its other facilities in the United States. The products that we hold in inventory at our warehouse are standard products that are most often ordered. If a customer orders a product that is not in our inventory, we will have to order the product from one of our suppliers in China.

We have approximately 3,300 customers that place orders with us for the delivery of o-ring or similar products. Our largest customer is Freudenberg who sells replacements kits to John Deer and Harley Davidson, among many other companies. Other automotive customers are Precision International and Sonnax Transmissions.  We stock a variety of rubber seals to service pool filter and pump manufacturers.  We also distribute our products to many resellers of replacement parts and pool stores.  Bay State Pool and Horizon Pool and Spa are two of our larger accounts in the pool industry.

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A large portion of our customer base services the plumbing and industrial industries.  These accounts include, Fastenal, Kaman Industrial and Eastern Industrial.  They are localized to service a wide range of products, but they purchase O-Rings and rubber seals from Sterling.

Sterling Seal receives Requests for Quotations electronically and by fax daily from its various customers. The sales force then reviews each request, and responds with a “quoted” price for delivery and price. If such a quote is accepted, the customer responds with a Purchase Order for a specific price and delivery.

After a Purchase Order is accepted and we do not have the ordered product in our inventory, we then contact one of our fifteen different suppliers. All of our suppliers are located in China. In determining which suppliers to use, we look for suppliers that deliver quality products in a timely manner. We do not have any long term contracts with any of our suppliers. The following is the list of our 10 largest principal suppliers:

-	Progum Elastomer Technology Co., Ltd.
-	Ivy Seals Group Corp.
-	Ge Mao Rubber Ind. Co.
-	Escort Seals
-	Rubber Best Industry Corp.
-	Wyatt Seal, Inc.
-	Best Ring Industrial
-	Supaseal Ltd.
-	Goodway Rubber Ind Co Ltd
-	AnySeals, Inc.

O-ring and rubber seals are generally considered commodities, meaning that such goods are fungible and there is little if any distinction between the various producers and suppliers of the products. None of the products sold by Sterling Seal are under patent and there are no intellectual property or licensing issues. Sterling Seal sets itself apart from other similarly situated companies though the variety and quality of its inventory, the price point at which it sells its various products, and its ability to deliver products to customers on time. The time it takes us to deliver the ordered product to a customer will mainly depend on whether we have it in inventory or need to order it from a supplier in China. If we have it in inventory, we can package, ship and distribute the product within two (2) business days .

When orders arrive at Sterling Seal, we ship the products to our customer and invoice on a 45-day basis.

Integrity Cargo Freight Corporation

Our subsidiary, Integrity Cargo Freight Corporation (“Integrity”) is a freight forwarding business. They are primarily responsible for transporting products we order from our suppliers back to our warehouse in Neptune, NJ. After Sterling Seal confirms from its supplier that a product is ready to be picked up, Integrity Cargo is responsible for picking up the products and getting them to the dock and delivered to the Sterling Seal warehouse.

Integrity shares a facility with Sterling Seal and manages the importation of Sterling Seal’s products and its exports to various countries. Currently eighty percent (80%) of Sterling Seal’s imports come from Asia, and ten percent (10%) of the Company’s sales are exported to various countries. However, all payables are billed and collected in USD, so Sterling does not bear any foreign exchange risk on open payables.

We incorporated Integrity in order to vertically integrate our operations and not have to rely on third parties to deliver our products from the supplier. This has resulted in quicker delivery and more predictable delivery times.

This provides the Company with a competitive advantage over other importers of O-rings and seals as we can utilize our own freight company and consolidate our operations. As a result, the Company is able to provide lower prices to its customers. This also provides us with a much greater level of control over our shipping, which expedites lead times and deliveries to our customers.

Entering the freight forwarding market has provided the Company with a competitive advantage as compared with other importing distributors of rubber O-Rings. By having the ability to utilize our own freight company, we are able to consolidate shipments from various sources and ship as frequently as needed, which has resulted in improved efficiencies and delivery times.

Integrity also performs freight forwarding services for third party customers. Integrity currently has about twenty (20) customers that it performs freight forwarding services for. However, roughly fifty percent (50%) of its revenues derive from freight forwarding for Sterling Seal.

Integrity shares a facility and certain overhead costs such as information technology with Sterling Seal, so both entities have lower operational costs due to economies of scale.

ADDR Properties, LLC.

ADDR Properties, LLC (“ADDR”) is one of our two subsidiaries that owns real property. ADDR owns a 28,000 square foot facility in Neptune, NJ. Roughly ninety percent (90%) of this property is used by Sterling Seal as its principal executive office and primary warehouse. The remaining 3,000 square feet of this facility is rented out to the Children’s Center of Monmouth. The current lease agreement with the Children’s Center of Monmouth is for three (3) years at $2,000 per month and expires in August 2014.

A copy of the lease agreement with the Children’s Center of Monmouth is attached hereto as Exhibit 10.2.

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ADDR also owns another property in Cliffwood Beach, NJ (the “ADDR Property”), which was Sterling Seal’s former principal office. It is currently being rented out to four different tenants, who occupy about sixty-five percent (65%) of the property. The remaining thirty-five percent (35%) of the property is currently vacant, and ADDR is actively seeking out suitable tenants. Two of the four tenants have oral contracts with ADDR and rent the property on a month to month basis. Total rent received from the ADDR Property is $3,550 per month.

A copy of the lease agreements with the four different tenants is attached hereto as Exhibit 10.3.

Q5 Ventures, LLC

Q5 Ventures, LLC owns a 5,000 square foot facility in Apopka, Florida, which is used by Sterling Seal for its Florida operations. This facility was specifically built for Sterling Seal’s operations. The lease is effective through January 1, 2013 and Sterling Seal pays Q5 rent in the amount of $5,000 per month.

Competition and Our Competitive Strengths

Rubber is the raw material that we are dependent on in our business. In order to compete in the US, a supplier must import from China. This is due to the fact that manufacturing rubber is a labor intensive project and labor costs are significantly cheaper in China than they are in the United States.

There is a lot of competition in the US for seals and products that we distribute. In order to establish competitive prices, we purchase large quantities of product at a time. It would be too costly for smaller companies or our customers to circumvent us by buying directly from the supplier because the prices are much higher for smaller orders. Importation costs are also high and add to the overall cost of the product.

This is a competitive advantage for us because we are a larger company that has the cash and other resources that enables us to hold inventory at our warehouse. This helps us maintain a competitive advantage because not only do we have the ability of reducing our costs, we can also decrease the amount of time it takes to deliver orders to our customers, provided that we have the product in our warehouse. Stockpiling an inventory also requires capital. Currently, we have over two million dollars in inventory to service our current customers’ demands.

For some of our customers, there is a cost incurred as a result of switching from Sterling Seal as a supplier. Because Sterling Seal is an approved supplier for many of our industrial and commercial customers, while other suppliers may not be approved, our customers could face increased costs as a result of switching to another supplier's product. For certain customers, in order to switch from an approved supplier, the product must be tested and approved. In the automotive industry the factories have to be audited and approved in addition to the distributor and their products. Because of the potential for increasing costs, our current customers are unlikely to abandon us.

In addition, many of our customers place small orders throughout the year. It takes a long time to build the business to cover overhead costs. For this reason, it is difficult for a supplier to enter into our industry. Most of Sterling Seal’s accounts are repeat customers with consistent demands for O-rings and custom-molded rubber.

Once we have the product in our warehouse, either if it is already in inventory or if we just received the shipment of the product from China, the Company is able to cost-effectively distribute products to local markets across the United States within two (2) business days because we have established multiple distribution factories over the course of our years of operating. This helps to expedite deliveries and reduce costs. This also gives us an advantage over our competitors. In addition, the vertical integration of our freight forwarding business, Integrity, with our primary operations through Sterling Seal helps us deliver products more cost-effectively.

We currently have relationships with domestic and international distributors. The Company intends to increase sales through acquisitions and investing in complementary corporations.

Seasonality and Cyclical Nature of Business

We do not experience much seasonality or cyclical nature to our business. Our sales are consistent from month to month. However, we do experience a slight increase in volume at the beginning of the year because most of our customers have a budget and cash available to purchase products for the entire year. Also, during the summer months our sales are a little slower due to factory shutdowns and increased vacations by purchasing agents.

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Patents, Trademarks, and Licenses

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

Research and Development Activities and Costs

We are a supplier and distributor of products and, therefore, do not incur any research and development and have no plans to undertake any research and development activities during the next year of operations.

Government Regulation

We are not aware of the need for any governmental approvals of our products. Since we utilize contract manufacturers, regulations will be the responsibility of the contract manufacturers.  Before entering into any manufacturing contract we determine that the manufacturer has met all government requirements.

Environmental Laws (federal, state and local)

We do not believe that we will be subject to any environmental laws either state or federal.  Any laws concerning manufacturing and shipping will be the responsibility of the contract manufacturer.

Marketing

We currently have relationships with several companies located in the United States and overseas. The Company markets its products primarily through word of mouth and referrals from its customers.  We attend several trade shows during the course of the year specifically to market our products. We routinely attend the SEMA show in Las Vegas, NV which is one of the largest supplier shows of its kind for the automotive market.  In addition, we supply distributors and end users with the product necessary for steering wheels and transmissions kits.  Our largest customer is Freudenberg who sells replacements kits to John Deer and Harley Davidson, amongst many other companies. Other automotive customers are Precision International and Sonnax Transmissions.

Another trade show is the Atlantic City Pool and Spa show.  We stock a variety of rubber seals to service the pool filter and pump manufacturers.  We also distribute our products to many resellers of replacement parts and pool stores.  Bay State Pool and Horizon Pool and Spa are two of our larger accounts in the pool industry.

A large portion of our customer base services the plumbing and industrial industries.  These accounts include, Fastenal, Kaman Industrial and Eastern Industrial.  They are localized to service a wide range of products, but they purchase O-Rings and rubber seals from Sterling Seal.

The marketing for ADDR and Q5, specifically the location of tenants, is through real estate agents.  The current agent of record for both companies is Sheldon Gross Realty, 80 Main Street, West Orange, New Jersey.

Integrity Cargo markets through direct sales and referrals only.

Employees

As of December 12, we have 19 full time employees. Our employees consist of: (i) salespersons; (ii) management and administrative; and (iii) warehouse and shipping operators.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 1105 Green Grove Road, Neptune, New Jersey 07753, and our telephone number is (732) 918-8004. This facility is owned by our subsidiary, ADDR, and also serves as the principal executive office for each of our other subsidiaries.

Q5 owns a facility at 541 Johns Road, Apopka, Florida 32703. Sterling Seal currently leases this property from Q5 for $5,000 per month until January 1, 2013.

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In addition, we have a sales office located at 48 High Street, Norwell, Massachusetts 02061. This is a home office owned by 3 of our employees. We do not have a lease agreement or pay rent for them to use this as a home office.

ADDR also owns a property in Cliffwood Beach, NJ but it is not currently occupied or used by us. We rent it out to 4 tenants. A copy of the lease agreements are attached hereto.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for quoting of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

Holders of Capital Stock

As of the date of this registration statement, we had 63 holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any shares of our common stock that are currently available for sale to the public.

Stock Option Grants

No options have been granted as of the date of this registration statement.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Sterling Consolidated Corp and Subsidiaries

Index To Consolidated Financial Statements

For The Years Ended December 31, 2011 and 2010

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Sterling Consolidated Corp and Subsidiaries

We have audited the accompanying consolidated balance sheets of Sterling Consolidated Corp and Subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for the years then ended were in conformity with U.S. generally accepted accounting principles.

/s/ Sam Kan & Company

__________________________

Sam Kan & Company

November 13, 2012

Alameda, California

F-2

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$29,676	$70,738
Account receivable, net of allowance	1,004,095	667,071
Inventory, net of reserve	2,041,675	1,561,730
Notes receivable	9,400	30,418
Other current assets	885	2,802
Total current assets	3,085,731	2,332,759

Property and equipment, net	2,083,080	2,171,715
Intangible asset, net	-	-
Deferred tax asset	20,638	83,301

Total assets	$5,189,449	$4,587,775

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,405,917	$896,303
Notes payable (current portion)	146,110	84,843
Notes payable related party (current portion)	63,635	62,400
Bank line of credit	839,591	789,591
Interest rate swap contract	48,836	37,269
Other liabilities	69,146	86,298
Total current liabilities	2,573,235	1,956,704

Other liabilities
Deferred tax liability	-	-
Notes payable	986,916	1,186,473
Notes payable (related party)	1,653,517	1,662,443
Total other liabilities	2,640,433	2,848,916

Total liabilities	5,213,668	4,805,620

Stockholders' equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,000,000 and 33,120,000 shares issued and outstanding as of December 31, 2011 and December 31, 2010	36,000	33,120
Subscription receivable	-	-
Accumulated other comprehensive loss	(48,836)	(37,269)
Additional paid-in capital	(1,203)	2,655
Retained earnings	(10,180)	(216,351)
Total stockholders' equity	(24,219)	(217,845)

Total liabilities and stockholders' equity	$5,189,449	$4,587,775

See accompanying notes to consolidated financial statements

F-3

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2011	2010

Revenues
O-rings and rubber product sales	$6,379,093	$5,016,425
Freight services	297,821	223,103
Rental services	15,919	29,237
Total revenues	$6,692,833	$5,268,765

Cost of sales
Cost of goods	3,475,747	2,661,090
Cost of services	308,363	296,515
Total cost of sales	3,784,110	2,957,605

Gross profit	2,908,723	2,311,160

Operating expenses
Sales and marketing	41,239	26,518
General and administrative	2,442,610	2,128,020
Total operating expenses	2,483,849	2,154,538

Operating income	424,874	156,622

Other income and expense
Other income	63,901	89,197
Other expense	-	(29,406)
Interest expense	(70,660)	(108,009)
Total other income and expense	(6,759)	(48,218)

Income before provision for income taxes	418,115	108,404

Provision for income taxes	170,802	44,283

Net income	247,313	64,121

Other comprehensive income/(loss)
Unrealized loss on interest rate swap contract	(11,567)	(37,269)
Comprehensive income	$235,746	$26,852

Net income per share of common stock:
Basic	$0.01	$0.00

Weighted average number of shares outstanding
Basic	36,000,000	33,120,000

See accompanying notes to consolidated financial statements

F-4

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2011 and 2010

						Accumulated
				Additional		Other
	Common Stock		Subscription	Paid-in	Retained	Comprehensive
	Shares	Amount	Receivable	Capital	Earnings	Loss	Total
Balance, December 31, 2009	200	$35,775	$-	$-	$(240,252)	$-	$(204,477)
Eliminate all common stock issuance for Sterling Seal and Supply Inc prior to acquisition reverse merger on June 8, 2012	(200)	(35,775)		35,775			-
Issuance of shares in connection to reverse merger	33,120,000	33,120		(33,120)			-
Distribution to shareholders	-	-	-	-	(40,220)	-	(40,220)
Other comprehensive loss	-	-	-	-	-	(37,269)	(37,269)
Net income, year ended December 31, 2010	-	-	-	-	64,121	-	64,121
Balance, December 31, 2010	33,120,000	33,120	-	2,655	(216,351)	(37,269)	(217,845)

Distribution to shareholders	-	-	-		(45,000)	-	(45,000)
Stock issued for services	2,880,000	2,880					2,880
Shareholder contribution of property	-	672,715	(672,715)		-	-	-
To eliminate subscription receivable for Sterling Seal and Supply Inc		(672,715)	672,715				-
Other comprehensive loss	-	-	-		-	(11,567)	(11,567)
Eliminate retained earnings of Sterling Consolidated Corp. prior to acquisition				(3,858)	3,858		-
Net income, year ended December 31, 2011	-	-	-		247,313	-	247,313
Balance, December 31, 2011	36,000,000	$36,000	$-	$(1,203)	$(10,180)	$(48,836)	$(24,219)

See accompanying notes to consolidated financial statements

F-5

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	2011	2010
Cash flows from operating activities
Net Income	$247,313	$64,121
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	109,868	76,074
Amortization	2,802	5,468
Change in allowance for doubtful accounts	22,236	25,610
Gain on disposal of assets	-	29,406
Stock issued for services	2,880	-
Changes in operating assets and liabilities:
Account receivable	(359,260)	(290,375)
Inventory	(479,945)	(376,870)
Other assets	(885)	(124,401)
Deferred tax asset	62,663	(32,487)
Accounts payable and accrued interest payable	509,614	734,684
Other liabilities	(17,152)	123,160
Net cash provided by operating activities	100,135	234,390

Cash flows from investing activities
Purchase of fixed assets	(21,233)	(986,949)
Net cash (used) by investing activities	(21,233)	(986,949)

Cash flows from financing activities
Net proceeds from bank line of credit	50,000	231,000
Payments on notes payable	(138,290)	(79,497)
Net loan (paid)/received - related party	(7,691)	825,780
Repayments on employee advances	21,018	2,000
Proceeds on loan to employee	-	(6,450)
Distribution to stockholder	(45,000)	(40,220)
Net cash provided (used) by financing activities	(119,964)	932,613

Net change in cash and cash equivalent	(41,062)	180,054

Cash and cash equivalent at the beginning of period	70,738	(109,316)

Cash and cash equivalent at the end of period	$29,676	$70,738

Supplemental disclosures of cash flow Information:
Cash paid for interest	$70,660	$108,009
Cash paid for taxes	$6,045	$1,000

Supplemental non-cash investing and financing activities:
Subscription receivable	$672,715	$-

See accompanying notes to consolidated financial statements

F-6

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On June 8, 2012, in expectation of going public, a share exchange was effected in which Sterling Consolidated Corp,delivered 30,697,040 shares to shareholders of Sterling Seal and Supply, Inc.; 1,500,000 shares to the shareholders of Integrity; 540,000 shares to the members of Q5 and 1,080,000 shares to the members of ADDR. The existing shareholders of Sterling Consolidated Corp retained 2,182,960 shares resulting in a total of 36,000,000 shares outstanding post-share exchange. The resultant structure is such that Sterling Consolidated Corp is effectively a holding corp with wholly owned ownership of Sterling Seal and Supply, Inc., Integrity, Q5 and ADDR. The consolidated financials presented herein are presented as if the share exchange had occurred at the beginning of the periods being reported on (Jan 1, 2010).

Organization, Nature of Business,Stock Split, and Principles of Consolidation

Sterling Seal and Supply Inc.

Sterling Seal and Supply Inc. is a New Jersey corporation founded in 1997 which distributes o-rings and other rubber products worldwide. Since 1980, Sterling and its predecessor, Sterling Plastic and Rubber Products Inc. (founded in 1969), has been importing product from China for distribution. Sterling focuses on quality and service by initially proving itself as a 2nd or 3rd source vendor.

Integrity Cargo Freight Corporation

On January 4, 2008, the principals of Sterling founded Integrity Cargo Freight Corporation (“Integrity”) as a New Jersey Corporation. Integrity is a cargo and freight company that currently manages the importation of Sterling’s product from Asia, and its exports of its sales to various countries. In addition to providing the shipping for the Company, Integrity has third-party customers. Integrity targets the Company’s customer base market but is able to acquire additional customers through the use of agents.

Freight forwarding revenues and expenses are included in the operating income on the consolidated statement of operations presented herein.

ADDR Properties, LLC

ADDR Properties, LLC (“ADDR”) is a New Jersey LLC formed on September 17, 2010 as a real estate holding company. The LLC owns a 28,000 square foot warehouse facility in Neptune, NJ and is occupied 90% by Sterling to conduct its operations and 10% by the Children’s Center of Monmouth. The current lease agreement with the Children’s Center is for 3 years.

The second property managed through ADDR an investment property in Cliffwood Beach, NJ previously occupied by Sterling. The Company’s operations outgrew the facility and four tenants currently occupy 65% of the available square footage. The remaining 35% is unoccupied office space and currently marketed as individual office suites.

Rental revenues and expenses are included in the operating income on the consolidated statement of operations presented herein.

Stock Split

On February 1, 2012, Sterling Seal and Supply, Inc. enacted a forward stock split converting its 200 shares of common stock outstanding to 30 million shares outstanding.

F-7

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Principles of Consolidation

These consolidated financial statements include the accounts of Sterling Consolidated Corp and its four wholly owned subsidiaries. The subsidiaries were acquired by Sterling Consolidated Corp through a share exchange agreement effected on June 8, 2012. The consolidated financial statements presented herein, are presented as if the business combination via share exchange and the stock split in Sterling Seal and Supply, Inc. were effective at the beginning of the periods being reported on. ADDR, Integrity, Q5 and Sterling Seal and Supply Inc. were under the control of Angelo DeRosa and/or Darren DeRosa for the periods being reported on. All significant intercompany transactions have been eliminated. Hereafter the consolidated accounts of Sterling Consolidated Corp and its subsidiaries are referred to as “the Company”.

Q5 Ventures, LLC

Q5 Ventures, LLC is a Florida LLC formed on September 6, 2006. The LLC owns the commercial building in Florida from which the Florida division of Sterling operates. The 5,000 square foot facility was designed and built for the Company’s operations. Basis of Presentation

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Use of Estimates

The preparation of consolidated financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in management’s estimates or assumptions could have a material impact on the Company’s financial condition and results of operations during the period in which such changes occurred.

Actual results could differ from those estimates. The Company’s consolidated financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At times, balances in a single bank account may exceed federally insured limits.

F-8

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Accounts Receivable

Accounts receivable, if any, are carried at the expected net realizable value. The allowance for doubtful accounts, when determined, will be based on management's assessment of the collectability of specific customer accounts and the aging of the accounts receivables. If there were a deterioration of a major customer's creditworthiness, or actual defaults were higher than historical experience, our estimates of the recoverability of the amounts due to us could be overstated, which could have a negative impact on operations.

The Company’s accounts receivable net of allowances of $197,846 and $150,000 in as of December 31, 2011 and 2010, respectively, were $1,004,095 and $667,071 on December 31, 2011 and 2010. The Company’s allowance is approximately 3% of the sales per year plus amounts that are deemed uncollectible.

Property, Plant and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The Company allocates 50% of its depreciation and amortization expenses to Cost of Sales.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Building & Leasehold Improvements	10-40 years
Machinery and Equipment	5-10 years
Furniture and Fixtures	5-10 years
Vehicles	10 years
Software	3 years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For financial statements purposes, depreciation is computed under the straight-line method or double declining balance method.

	2011	2010
Land, building & leasehold improvements	$1,649,808	$1,639,836
Machinery and equipment	766,572	755,311
Vehicles	187,702	187,702
Less: accumulated depreciation	521,002	411,134
Property and equipment, net	$2,083,080	$2,171,715

Depreciation expense included as a charge to income was $109,868 and $76,074 for the year ended December 31, 2011 and 2010, respectively.

Inventories

Inventories, which are comprised of finished goods, are stated at the lower of cost (based on the last-in, first-out method) or market. Cost does not include shipping and handling fees, which are charged directly to income. The Company provides for estimated losses from obsolete or slow-moving inventories, which is approximately 4% of the total inventory, and writes down the cost of inventory at the time such determinations are made. Reserves are estimated based upon inventory on hand, historical sales activity, industry trends, the business environment, and the expected net realizable value. The net realizable value is determined based upon current awareness of market prices. The Company recorded an inventory reserve of $19,998 and $15,703 in 2011 and 2010, respectively.

F-9

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

During 2011 and 2010 there was neither a reduction of inventories nor a consequent liquidation of LIFO inventories that resulted in a material effect on the Company's operating income

Accounts Payable

The Company has accounts payable in the amount of $1,230,210 and $826,359 as of December 31, 2011 and 2010, respectively. As of December 31, 2011, the Company was exposed to the following concentration risk: two suppliers accounted for 41% (27% and 14%) of accounts payable. As of December 31, 2010, two suppliers accounted for 44% (33% and 11%) of accounts payable.

Revenue Recognition

The Company recognizes revenue based on Account Standards Codification (“ASC”) 605 “Revenue Recognition” which contains Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In the case of Sterling, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, shipment of the product has occurred, price is fixed or determinable and collectability of the resulting receivable is reasonably assured.  For Integrity, revenue and the expense is recognized in accordance with EITF 99-19 "Reporting Revenue Gross as Principal Versus Net as Agent" since Integrity is the primary obligor in its shipping arrangements. Revenue is generally recognized when the contracted goods arrive at their destination point. When revenues and expenses straddle a period end due to the time between shipment and delivery, Integrity allocates revenue between reporting periods based on relative transit time in each period with expenses recognized as incurred in accordance with EITF 91-9 "Revenue Recognition for Freight Services in Process".

Cost of goods is comprised of sale of o-rings and related rubber products. Freight services is comprised of freight forwarding and related services earned by Integrity and Rental services is comprised of revenue from rental of commercial space to third parties.

The Company had total sales of $6,692,833 and $5,268,765 for the year ended December 31, 2011 and 2010, respectively. No one customer comprised more than 10% of sales for the years ended December 31, 2011 and 2010, respectively.

Expenses

Cost of goods includes inventory costs, warehousing costs, direct labor and a depreciation allocation. Cost of inbound freight of $322,183 and $271,398, for the years ended December 31, 2011 and December 31, 2010, respectively. is excluded from cost of goods, and rather is expensed in the general and administrative line item on the Statements of Operations.

Costs of services includes direct labor and direct services.

Sales and marketing includes direct labor and direct sales and marketing expenses.

General and administrative expenses include administrative and executive personnel, depreciation and other overhead expenses.

F-10

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Advertising

Advertising expenses are recorded as sales and marketing expenses when they are incurred. The Company did not incur such expenses during the years ended December 31, 2011 and 2010.

Research and Development

All research and development costs are expensed as incurred. No cost was incurred for research and development for the years ended December 31, 2011 and 2010.

Income Tax

Sterling and Integrity's S-Corporation election terminated effective January 1, 2012 in connection with the expectation of the initial public offering of the Company’s common stock in 2012. From Sterling and Integrity's inception in 1997 and 2008, respectively, it neither was not subject to federal and state income taxes since they were operating under an S-Corporation election. As of January 1, 2012, the both Sterling and Integrity became subject to corporate federal and state income taxes.  The consolidated financial statements presented herein, are presented as if all consolidating entities were subject to C-corporation taxes for the periods being reported on.

Under the asset and liability method prescribed under ASC 740, Income Taxes, The Company uses the liability method of accounting for income taxes.  The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2011, the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. Tax years 2009, 2010 and 2011 are subject to federal and state tax examination under the current statutes.

Fair Value Measurements

In January 2010, the FASB ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports.  For the Company, this statement applies to certain investments and long-term debt.  Also, the FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.

Various inputs are considered when determining the value of the Company’s investments and long-term debt.  The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities.  These inputs are summarized in the three broad levels listed below.

F-11

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

•	Level 1 – observable market inputs that are unadjusted quoted prices for identical assets or liabilities in active markets.
•	Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc…).
•	Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The Company’s adoption of FASB ASC Topic 825, effectively at the beginning of the second quarter in FY2010, did not have a material impact on the company’s financial statements.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

Interest Rate Swap Contract

The Company uses an interest rate swap contract to manage risks related to interest rate movements. The Company recognizes its interest rate swap contract as a derivative, which is recognized on the balance sheet at fair value at the end of each period. The interest rate swap contract is designated as and met all of the criteria for a cash flow hedge. The Company documents its risk management strategy and hedge effectiveness at the inception of and during the term of each hedge. Changes in the fair value of the derivative are recorded in accumulated other comprehensive loss. The total unrealized loss recorded in accumulated other comprehensive loss amounted to $11,567 and $37,269 at December 31, 2011 and 2010, respectively.

The availability of inputs observable in the market varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded, and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial instruments, pricing inputs are less observable in the market and may require management judgment. As of December 31, 2011 and 2010, the Company has assets and liabilities in cash, various receivables, investments, and various payables. Management believes that they are being presented at their fair market value.

The following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31:

Year	Instrument	Level 1	Level 2	Level 3	Total
2010	Interest rate swap	$0	$(37,269)	$0	$(37,269)
2011	Interest rate swap	$0	$(48,836)	$0	$(48,836)
2010	Cash and equivalents	$70,738	$0	$0	$70,738
2011	Cash and equivalents	$29,684	$0	$0	$29,684

The fair value of the interest rate swap is determined using observable market inputs such as current interest rates, and considers nonperformance risk of the Company and that of its counterparts.

F-12

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Basic and diluted earnings per share

Basic earnings (loss) per share are computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. For the year ended December 31, 2011 and 2010, there were no outstanding common stock equivalents, thus fully diluted earnings per share and basic earnings per share were the same figure.

The following is a reconciliation of basic and diluted earnings per share for 2011 and 2010:

	Year Ended December 31,
	2011	2010
Numerator:
Net income available to common shareholders	$419,493	$101,577
Denominator:
Weighted average shares – basic	36,000,000	33,120,000
Net income (loss) per share – basic and diluted	$0.01	$0.00

Common Stock

The holders of the Company’s common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of the company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

As of December 31, 2011 and 2010, there were 200 shares authorized, issued and outstanding.

Distribution to Shareholder

In 2011 and 2010 Q5 Ventures LLC was taxed as a pass-through entity for IRS purposes. As such, it made periodic distributions to one member, who is also an officer of Sterling Seal & Supply Inc. These distributions totaled $45,000 and $40,220 in 2011 and 2010, respectively.

NOTE 2 - RECENTLY ENACTED ACCOUNTING STANDARDS

Recently issued accounting standards

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310) A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring”. The update clarifies the guidance on a creditor’s evaluation of whether it has granted a concession as well as clarifying the guidance when a creditor’s evaluation of whether a debtor is experiencing financial difficulties. The guidance clarifies when a Company should record impairment due to concessions or the financial difficulties of the debtor. The new standard is effective for fiscal years and interim periods ending after June 15, 2011. The guidance should be applied retrospectively to restructurings occurring on or after the beginning of the fiscal year of adoption. The adoption did not have a material effect on the Company’s consolidated financial position or results of operations.

F-13

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements”. ASU 2011-03 applies to transactions where the seller transfers financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The amendments in this guidance remove from the assessment of effective control the criteria requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms even in the event of default by the transferee and the collateral maintenance guidance related to that criterion. The new standard is effective for fiscal years and interim periods ending after December 15, 2011 and should be applied on a prospective basis. The adoption does not have a material effect on the Company’s consolidated financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. The amendment results in a consistent definition of fair value and ensures the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards (“IFRS”). This amendment changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This amendment will be effective for the Company on January 1, 2012. Based on current operations, the adoption is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05, “Comprehensive Income (Topic 220), and Presentation of Comprehensive Income”. ASU 2011-05 amends the presentation of other comprehensive income and the Statement of Consolidated Operations. Under this amendment, entities will be required to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Regardless of which reporting option is selected, the Company is required to present on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. The current option to report other comprehensive income and its components in the statement of changes in equity has been eliminated. This amendment will be effective for the Company on January 1, 2012 and full retrospective application is required. The Company does not anticipate that this amendment will have a material impact on its financial statements.

NOTE 3 – NOTES RECEIVABLE

Prior to 2010, the Company made an advance to an employee in the amount of $21,018. This was repaid in 2011. In 2009, $6,450 was loaned to a customer which resulted in a total note receivable of $9,400. The note has no specific repayment terms and the customer may repay this note at any time, in whole or in part, without penalty or additional interest. The balance as of December 31, 2011 and December 31, 2010 was $9,400 and $30,418 respectively.

F-14

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 4 – LINE OF CREDIT

The Company has a line of credit from PNC Bank in the amount of $900,000 which bears interest of LIBOR (London Interbank Offered Rate) plus 3.75%. The line was renewed in September 2012 at the rate of LIBOR plus 3.00% for a term of 1 year expiring September 30, 2013. As of December 31, 2011 and December 31, 2010 the Company had drawn down $839,591 and $789,591, respectively. The line of credit is secured by the assets of the Company and guaranteed by the the CEO and Chairman of the Company. A financial covenant requires that the Company does not have a "Debt Service Coverage Ratio" of less than 1.25 measured annually at fiscal year end. "Debt Service Coverage Ratio is defined by the lender as: (Net Income + Depreciation Expense + Amortization Expense + Rent Expense + Other Non-Cash Items)/(Prior Year Current Portion of Long Term Debt + Interest Expense). If the financial covenant is not met, the lender has the right to call the loan and/or not renew the line of credit. Additionally, the bank has required that the company subordinate $1,200,000 of the loan outstanding to the Chairman, Angelo DeRosa until September 30, 2013.

NOTE 5 – LONG-TERM DEBT

At December 31 long-term debt consists of the following:

	2011	2010
Mortgage payable to PNC Bank, due in monthly installments of principal and interest through April 22, 2014. Interest is charged at 5.5% per annum. The loan is secured by the assets of the Company and guaranteed by the officers of the Company. An interest rate swap agreement is used to hedge the interest rate risk. (See Note 1).	$832,842	$878,786
Equipment note payable maturing on November 1, 2014. Interest is charged at 5.5% and is secured by certain assets of the Company and guaranteed by the officers of the Company.	300,184	392,530
Less current portion	146,110	84,843
Long-term debt	$986,916	$1,186,473

F-15

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Principal payments due in each of the years subsequent to December 31, 2011 are as follows:

Year Ending December 31,	Amount

2012	$146,110
2013	154,451
2014	832,465
Total	$1,133,026

NOTE 6 – LEASE COMMITMENTS:

The Company owns its offices and warehouse facilities in New Jersey and Florida. The Company leased its office and warehouse space in Indiana under a non-cancelable agreement which expires September 30, 2013 and requires various minimum annual rentals.

Future minimum lease payments in each of the years subsequent to December 31, 2011 are as follows:

Year Ending December 31,	Amount

2012	$14,364
2013	9,390
Total	$23,754

NOTE 7 – RETIREMENT PLAN

The Company maintains a defined contribution retirement plan for the benefit of eligible employees. The Company has frozen the retirement plan indefinitely. No employer contributions will be made until the plan is reactivated.

NOTE 8 – CAPITAL STOCK

The Company has authorized 100,000,000 shares of common stock with par value of $0.001. As of December 31, 2011 and 2010 the Company had 36,000,000 and 33,120,000 shares of common stock issued and outstanding, respectively.

On June 8, 2012, in expectation of going public, a share exchange was effected in which Sterling Consolidated Corp,delivered 30,697,040 shares to shareholders of Sterling Seal and Supply, Inc.; 1,500,000 shares to the shareholders of Integrity; 540,000 shares to the members of Q5 and 1,080,000 shares to the members of ADDR. The existing shareholders of Sterling Consolidated Corp retained 2,182,960 shares resulting in a total of 36,000,000 shares outstanding post-share exchange. The resultant structure is such that Sterling Consolidated Corp is effectively a holding corp with wholly owned ownership of Sterling Seal and Supply, Inc., Integrity, Q5 and ADDR. The consolidated financials presented herein are presented as if the share exchange had occurred at the beginning of the periods being reported on (Jan 1, 2010).

F-16

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 9 – INCOME TAX

For the periods presented in the financial statements, Sterling and Integrity were taxed as S-Corporations and therefore did not have material federal or state tax liability. In March of 2012, the Sterling and Integrity made timely elections to be treated as C-Corporations. The consolidated financial statements, herein, have been presented as if all consolidated entities were taxed as C-Corporations for the periods being reported on.

The Company’s deferred tax assets and liabilities consist of the following:

	December 31,
	2011	2010
Current Assets and Liabilities:
Provision for doubtful accounts	$80,820	$61,275
Profit sharing plan contribution	(2,043)	0

Total	78,777	61,275
Valuation Allowance	—	—

Current Deferred Tax Asset, Net	78,777	61,275

Noncurrent Assets and Liabilities:
Depreciation	(58,139)	22,026

Total	(58,139)	22,026
Valuation Allowance	0

Noncurrent Deferred Tax (Liability) Asset, Net	(58,139)	22,026

Total Deferred Tax - Asset, Net	$20,638	$83,301

The provisions for income taxes for the years ending December 31 consist of the following:

	December 31,
	2011	2010
Deferred tax (benefit)/expense	$62,663	$(32,487)
Current provision	108,139	76,770

Total Provision for Income Taxes	$170,802	$44,283

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax strategies in making this assessment.

The Company accounts for uncertain tax positions based upon authoritative guidance that prescribes a recognition and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return (ASC 740-10). The guidance also provides direction on derecognition and classification of interest and penalties.

Management has evaluated and concluded that there are no material uncertain tax positions requiring recognition in the financial statements for the year ended December 31, 2011.  The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as selling, general and administrative expenses.

F-17

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company is party to various legal actions arising in the ordinary course of business. Matters that are probable of unfavorable outcomes to the Company and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, the Company’s estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters.

As of the date of this report, except as described below, there are no material pending legal proceedings to which the Company is a party or of which any of its property is the subject, nor are there any such proceedings known to be contemplated by governmental authorities.

NOTE 11 – RELATED PARTY TRANSACTIONS

Throughout the history of the Company, the Chairman, Angelo DeRosa has periodically loaned the company money. As of December 31, 2011 this culminated in a total amount due to Mr. DeRosa of $1,717,152. The loan has a twenty year term maturing on December 31, 2031 and calls for principal and simple interest to be paid at various yearly intervals at the rate of 3%.

NOTE 12 - SEGMENT INFORMATION

The Company has three operating segments that comprise the structure used by management to make key operating decisions and assess performance. These are (1) O-rings and Rubber Products (2) Freight Services 3) Rental Services . The O-rings and Rubber Products segment purchases and distributes o-rings, gaskets and other rubber products. The Freight Services segment provides international freight forwarding services. Rental Services entail the leasing of commercial space to 3rd parties.

F-18

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

	O-rings and Rubber Products	Freight Services	Rental, Interest and Other	Consolidated (a)

2011
Operating revenues
Total operating revenues (b)	$6,379,093	$619,960	$216,925
Less: Transfers between affiliates	0	322,139	201,006

Operating revenues from unaffiliated customers	$6,379,093	$297,821	$15,919	$6,692,833

Net income (loss) attributable to Sterling Consolidated Corp	$428,731	$(12,345)	$(1,729)	$418,115

Interest expense	70,660	—		70,660
Depreciation, depletion and amortization	80,336	0	29,532	109,868
Asset impairments	-	—	—
Provision (benefit) for income taxes	175,137	(5,043)	(708)	170,802
Investments in affiliates	0	0	0	0
Identifiable assets	4,609,631	144,708	435,110	5,189,449
Capital employed (c)	3,159,914	49,377	456,259	3,665,550
Capital expenditures	21,231	0		21,231

2010
Operating revenues
Total operating revenues (b)	$5,016,425	$440,501	$97,487
Less: Transfers between affiliates		217,398	68,250

Operating revenues from unaffiliated customers	$5,016,425	$223,103	$29,237	$5,268,765

Net income (loss) attributable to Sterling Consolidated Corp	$294,138	$(99,442)	$(86,292)	$108,404

Interest expense	108,009	—	0	108,009
Depreciation, depletion and amortization	47,279	0	29,295	76,574
Asset impairments	0	—	—	0
Provision (benefit) for income taxes	120,155	(40,622)	(35,250)	44,283
Identifiable assets	3,980,147	301,228	908,074	5,189,449
Capital employed (c)	3,186,302	5,700	473,548	3,665,550
Capital expenditures	436,949	0	975,000	1,411,959

(a)	After elimination of transactions between affiliates, which are valued at approximate market prices.

(b)	Sales and operating revenues are reported net of excise and similar taxes in the Statement of Consolidated Income, which amounted to approximately $2,350 million, $2,200 million and $2,100 million in 2011, 2010 and 2009, respectively.

(c)	Calculated as equity plus debt.

Financial information by major geographic area for each of the two years ended December 31, 2011 and December 31, 2010:

	New Jersey	Indiana	Massachusetts	Florida	Consolidated

2011
Operating revenues	$4,292,372	$404,142	$239,915	$1,756,404	$6,692,833
Property, plant and equipment (net)	1,424,990	3,567	4,301	650,222	2,083,080
2010
Operating revenues	$3,395,251	$371,580	$184,933	$1,317,001	$5,268,765
Property, plant and equipment (net)	1,483,263	3,965	4,322	679,625	2,171,175

NOTE 12 – SUBSEQUENT EVENTS

Private Placement

In January of 2012, the Sterling Seal and Supply, Inc. made a privately placed securities offering that raised a total of $209,112 for the Company by selling 697,040 shares to 36 investors. In conjunction with the securities offering, the Sterling revamped its equity structure via a forward stock split and share exchange such that it had 36,000,000 common shares outstanding on a pro forma basis.

Share Exchange

On June 8, 2012, in expectation of going public, a share exchange was effected in which Sterling Consolidated Corp,delivered 30,697,040 shares to shareholders of Sterling Seal and Supply, Inc.; 1,500,000 shares to the shareholders of Integrity; 540,000 shares to the members of Q5 and 1,080,000 shares to the members of ADDR. The existing shareholders of Sterling Consolidated Corp retained 2,182,960 shares resulting in a total of 36,000,000 shares outstanding post-share exchange. The resultant structure is such that Sterling Consolidated Corp is effectively a holding corp with wholly owned ownership of Sterling Seal and Supply, Inc., Integrity, Q5 and ADDR. The consolidated financials presented herein are presented as if the share exchange had occurred at the beginning of the periods being reported on (Jan 1, 2010).

F-19

STERLING CONSOLIDATED CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Closure of Indiana Office

In March of 2012, employee fraud was suspected and investigated in the Indiana office of Sterling. Based on the evidence found, the employee was terminated and the office was shut down. It is estimated that the Company lost approximately $17,000 as a result of this suspected fraud. The office sales were moved to headquarters in New Jersey. The Company believes this lapse in internal control was an isolated incident and did not materially affect the 2011 or 2010 financial statements.

Subscription Receivable

In December of 2011, Angelo DeRosa, Chairman, committed to contribute to ADDR, land and a building with an adjusted cost basis of $672,715.

The Company evaluated all events or transactions that occurred after December 31, 2011 through the date of this filing in accordance with FASB ASC 855 “Subsequent Events”. The Company determined that it does not have any additional subsequent event requiring recording or disclosure.

F-20

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$34,891	$29,676
Account receivable, net of allowance	884,399	1,004,095
Inventory, net of reserve	2,258,907	2,041,675
Notes receivable	9,400	9,400
Other current assets	52,176	885
Total current assets	3,239,773	3,085,731

Property and equipment, net	2,012,363	2,083,080
Intangible asset, net	-	-
Deferred tax asset	38,141	20,638

Total assets	$5,290,277	$5,189,449

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,155,921	$1,405,917
Notes payable (current portion)	48,554	146,110
Notes payable related party (current portion)	60,735	63,635
Bank line of credit	839,591	839,591
Interest rate swap contract	53,535	48,836
Other liabilities	187,509	69,146
Total current liabilities	2,345,845	2,573,235

Other liabilities
Notes payable	973,773	986,916
Notes payable (related party)	1,580,353	1,653,517
Total other liabilities	2,554,126	2,640,433

Total liabilities	4,899,971	5,213,668

Stockholders' equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,957,373 and 36,000,000 shares issued and outstanding as of September 30, 2012 and December 31, 2011	36,957	36,000
Accumulated other comprehensive loss	(53,535)	(48,836)
Additional paid-in capital	285,052	(1,203)
Retained earnings	121,832	(10,180)
Total stockholders' equity	390,306	(24,219)

Total liabilities and stockholders' equity	$5,290,277	$5,189,449

See accompanying notes to consolidated financial statements

F-21

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	For the	For the	For the	For the
	three months	nine months	three months	nine months
	ended	ended	ended	ended
	2012	2012	2011	2011

Revenues
O-rings and rubber product sales	$1,310,053	$4,199,445	$1,637,831	$4,821,660
Freight services	31,749	303,528	65,570	217,252
Rental services	19,212	50,573	9,963	12,745
Total revenues	$1,361,014	$4,553,546	$1,713,364	$5,051,657

Cost of sales
Cost of goods	960,838	2,726,029	1,124,893	2,938,157
Cost of services	90,257	294,195	42,175	120,300
Total cost of sales	1,051,095	3,020,224	1,167,068	3,058,457

Gross profit	309,919	1,533,322	546,296	1,993,200

Operating expenses
Sales and marketing	14,788	35,519	8,822	28,875
General and administrative	353,311	1,319,745	460,463	1,656,150
Total operating expenses	368,099	1,355,264	469,285	1,685,025

Operating income	(58,180)	178,058	77,011	308,175

Other income and expense
Other income	96,736	137,182	8,860	35,966
Other expense	-	-
Interest expense	(36,788)	(92,059)	(12,975)	(22,182)
Total other income and expense	59,948	45,123	(4,115)	13,784

Income before provision for income taxes	1,768	223,181	72,896	321,959

Provision for income taxes	722	91,169	29,778	131,521

Net income	1,046	132,012	43,118	190,438

Other comprehensive income/(loss)
Unrealized loss on interest rate swap contract		(4,699)	-	-
Comprehensive income	$1,046	$127,313	$43,118	$190,438

Net income per share of common stock:
Basic	$0.00	$0.00	$0.00	$0.01

Weighted average number of shares outstanding
Basic	36,882,590	36,589,801	36,000,000	36,000,000

See accompanying notes to consolidated financial statements

F-22

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

From December 31, 2009 to September 30, 2012

						Accumulated
				Additional		Other
	Common Stock		Subscription	Paid-in	Retained	Comprehensive
	Shares	Amount	Receivable	Capital	Earnings	Loss	Total
Balance, December 31, 2009	200	$35,775	$-	$-	$(240,252)	$-	$(204,477)
(1) Eliminate all common stock issuance for Sterling Seal and Supply Inc prior to acquisition reverse merger on June 8, 2012	(200)	(35,775)		35,775			-
(3) Issuance of shares in connection to reverse merger	33,120,000	33,120		(33,120)			-
Distribution to shareholders	-	-	-	-	(40,220)	-	(40,220)
Other comprehensive loss	-	-	-	-	-	(37,269)	(37,269)
Net income, year ended December 31, 2010	-	-	-	-	64,121	-	64,121
Balance, December 31, 2010	33,120,000	33,120	-	2,655	(216,351)	(37,269)	(217,845)

Distribution to shareholders	-	-	-		(45,000)	-	(45,000)
Stock issued for services	2,880,000	2,880					2,880
Shareholder contribution of property	-	672,715	(672,715)		-	-	-
(4) To eliminate subscription receivable for Sterling Seal and Supply Inc		(672,715)	672,715				-
Other comprehensive loss	-	-	-		-	(11,567)	(11,567)
(2) Eliminate retained earnings of Sterling Consolidated Corp. prior to acquisition				(3,858)	3,858		-
Net income, year ended December 31, 2011	-	-	-		247,313	-	247,313
Balance, December 31, 2011	36,000,000	$36,000	$-	$(1,203)	$(10,180)	$(48,836)	$(24,219)
Stock sold for cash	797,373	797		238,415			239,212
Stock issued for services	160,000	160		47,840			48,000
Net Income for the 9 months ended September 30, 2012					132,012		132,012
Other comprehensive loss						(4,699)	(4,699)
Balance, September 30, 2012 (unaudited)	36,957,373	36,957	-	285,052	121,832	(53,535)	390,306

See accompanying notes to consolidated financial statements

F-23

STERLING CONSOLIDATED CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(unaudited)	(unaudited)
	For the	For the
	nine months	nine months
	ended	ended
	2012	2011
Cash flows from operating activities
Net Income	$132,012	$190,438
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	70,717	82,010
Stock issued for services	48,000	-
Gain on stock restructuring	-	(10,000)
Changes in operating assets and liabilities:
Account receivable	119,696	(406,183)
Inventory	(217,232)	(294,952)
Other assets	(51,291)	699
Deferred tax asset	(17,503)	42,111
Accounts payable and accrued interest payable	(249,996)	325,199
Other liabilities	118,363	91,813
Net cash provided by operating activities	(47,234)	21,135

Cash flows from investing activities
Purchase of fixed assets	-	(34,551)
Net cash (used) by investing activities	-	(34,551)

Cash flows from financing activities
Net proceeds from bank line of credit	-	50,000
Payments on notes payable	(110,699)	(140,357)
Net loan (paid)/received - related party	(76,064)	59,099
Short-term loans made	-	21,018
Proceeds on sale of common stock	239,212	-
Distribution to stockholder	-	(27,269)
Net cash provided (used) by financing activities	52,449	(37,509)

Net change in cash and cash equivalent	5,215	(50,925)

Cash and cash equivalent at the beginning of period	29,676	70,738

Cash and cash equivalent at the end of period	$34,891	$19,813

Supplemental disclosures of cash flow Information:
Cash paid for interest	$92,059	$22,182
Cash paid for taxes	$-	$-

Supplemental non-cash investing and financing activities:
	$-	$-

See accompanying notes to consolidated financial statements

F-24

STERLING CONSOLIDATED CORP AND AFFILIATES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

NOTE 1 – CONDENSED FINANCIAL STATEMENTS

The accompanying interim financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows as of and for the period ended September 30, 2012, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2011 audited financial statements.  The results of operations for the periods ended September 30, 2012 and September 30, 2011 are not necessarily indicative of the operating results for the full years.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The accounting policies applied by the Company in these condensed interim financial statements are the same as those applied by the Company in its audited consolidated financial statements as at and for the year ended December 31, 2011.

NOTE 3 – FINANCING AND EQUITY TRANSACTIONS

Stock Sales

In 2012, the Company engaged in a private placement under Regulation D. The Company sold 797,373 shares of its stock at $0.30 per share. Additionally, in August 2012, the Company issued an aggregate of 160,000 shares for professional services rendered. $48,000 was charged to operations in the third quarter of 2012 to reflect the shares issued for services.

Bank Line

On September 28, 2012 the Company renewed its bank line of credit for $900,000. The financial covenants remain the same as originally reported in the December 31, 2011 financial statements.

Note Refinancing:

In September of 2012, the Company retired an equipment loan payable to an individual in the principal amount of $219,261. This was refinanced with a $250,000 installment loan from the bank. The loan is a 4-year note that pays 3.9% interest. The financial covenants of this note attach to those on the bank line of credit.

Share Exchange Agreement

In June of 2012, the Company executed a share exchange agreement with Sterling Consolidated Corp, a private Nevada Corporation f/k/a Oceanview Acquisition Corp. Under this exchange agreement, Sterling Consolidated Corp became the holding company and obtained 100% interest in each of the four consolidating entitles: Sterling Seal and Supply, Inc., ADDR Properties LLC, Integrity Cargo Freight Corporation and Q5 Ventures LLC. After execution of the exchange agreement, and coupled with shares sold in a private offering, Sterling Consolidated Corp had a total of 36,797,373 shares outstanding.

As noted in the Decemeber, 31, 2011 and December 31, 2010 audited financial statements, the aforementioned equity transactions were presented as if they had occurred at the beginning of the period being reported on (Jan 1, 2010).

F-25

STERLING CONSOLIDATED CORP AND AFFILIATES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2012

NOTE 4 – SUBSEQUENT EVENTS

The Company has evaluated events and transactions subsequent to the audited financial statements dated September 30, 2012. The following event occurred:

Transfer of property

In November of 2012, Company Chairman, Angelo DeRosa executed a previously pledged contribution of land and a building by formally transferring title to the Company. This had previously been booked as a subscription receivable on the December 31, 2011 audited financial statements. The property was contributed at its adjusted basis of $672,715.

F-26

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form S-1. The following discussion contains forward-looking statements relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

General

We were incorporated in the State of Nevada as Oceanview Acquisition Corp. on January 31, 2011. On May 18, 2012, we amended our Articles of Incorporation to change our name to Sterling Consolidated Corp.

Our largest subsidiary is Sterling Seal & Supply, Inc. (“Sterling Seal”), a New Jersey corporation which was incorporated in 1997. Its predecessor was Sterling Plastic & Rubber Products, Inc., incorporated in New Jersey and was founded in 1970. Sterling Seal engages primarily in the distribution and sale of O-rings, rubber seals, oil seals, custom molded rubber parts, custom Teflon parts, Teflon rods, O-ring cord, bonded seals, O-ring kits, and stuffing box sealant.

We also own real property through our subsidiaries ADDR Properties, LLC (“ADDR”) and Q5 Ventures, LLC (“Q5”). ADDR owns a 28,000 square foot facility in Neptune, New Jersey, that is primarily used by Sterling Seal for its operations. ADDR also owns another property in Cliffwood Beach, New Jersey, that was previously occupied by Sterling Seal and is now rented out to tenants. Q5 owns a 5,000 square foot facility that is used by Sterling Seal in Florida.

In addition, our subsidiary Integrity Cargo Freight Corporation (“Integrity”) is a freight forwarding business. Integrity shares a facility with Sterling Seal and manages the importation of Sterling Seal’s products and exports products on behalf of Sterling Seal to various countries.

Results of Operations

The following table presents a summary of operating information for the three and nine months ended September 30, 2012 and 2011, respectively:

	For the three		For the three	For the nine
	months	For the nine	months	months
	ended	months ended	ended	ended
	September 30, 2012	September 30, 2012	September 30, 2011	September 30, 2011

Revenues	$1,361,014	$4,553,546	1,713,364	$5,051,657
Total cost of sales	1,051,095	3,020,224	1,167,068	3,058,457
Gross profit	309,919	1,533,322	546,296	1,993,200
Total operating expenses	368,099	1,355,264	469,285	1,685,025
Operating income	(58,180)	178,058	77,011	264,437
Total other income and expense	59,948	45,123	(4,115)	13,784

Income before provision for income taxes	1,768	223,181	72,896	321,959

Provision for income taxes	722	91,169	29,778	131,521

Net income	1,046	132,012	43,118	190,438

Net Revenue:

For the three months ended September 30, 2012 and 2011 we generated net revenues of $1,361,014 and $1,713,364, respectively; for the nine months ended September 30, 2012 and 2011 we generated net revenues of $4,553,546 and $5,051,657, respectively.

The comparable three-month period decrease in net revenue of 20.6% was primarily due to delayed shipments from international suppliers of o-rings. The order backlog was created by a delay in incoming receipts which resulted in the decrease in net revenue for this period. The order backlog was created by the supplier’s failure to deliver due to production delays.

The comparable nine-month period decrease in net revenue of 9.9% was primarily due to an economic slowdown in the U.S. manufacturing sector.

23

Total Cost of Sales:

For the three months ended September 30, 2012 and 2011 we recorded a cost of sales of $1,051,095 and $1,167,068, respectively; for the nine months ended September 30, 2012 and 2011 we recorded a cost of sales of $3,020,224 and $3,058,457, respectively.

The comparable three-month period decrease in cost of sales of 9.9% was primarily due to decreased sales, however, this was partially offset by higher prices from international suppliers of o-rings which resulted in lower overall margins.

The comparable nine-month period decrease in cost of sales of 1.25% was primarily due to a combination of reduced sales offset by higher prices from international suppliers of o-rings and the higher costs of having to source o-rings in the U.S. due to delayed international shipments.

Gross profit:

For the three months ended September 30, 2012 and 2011, we recorded a gross profit of $309,919 and $546,296, respectively; for the nine months ended September 30, 2012 and 2011, we recorded a gross profit of $1,533,322 and $1,993,200, respectively.

The comparable three-month period decrease in gross profit of 43.3% was primarily due to decreased sales and higher prices from international suppliers of o-rings.

The comparable nine-month period decrease in gross profit of 20.1% was primarily due to a combination of reduced sales offset by higher prices from international suppliers of o-rings and the higher costs of having to source o-rings in the U.S. due to delayed international shipments.

Net Income:

For the three months ended September 30, 2012 and 2011 we recorded net income of $1,046 and $43,118, respectively; for the nine months ended September 30, 2012 and 2011 we recorded net income of $132,012 and $190,438, respectively.

The comparable three-month period decrease in net income of $42,072, or 97.6%, was primarily due to an overall decrease in sales. However, the reduction of $107,152 in general and administrative expenses helped minimize the decrease in net income. The reduction in general and administrative expenses can primarily be explained by a reduction in bad debt expense of $46,347 attributed to an accurate allowance for doubtful accounts under the allowance method; a reduction in freight expense of $52,281 attributed to the aforementioned delayed international shipments; and a reduction in salaries and overhead expenses of approximately $30,000 attributed to a headcount reduction from the closure of the Indiana office. These general and administrative reductions were partially offset by a one-time charge of stocks for services in the amount of $48,000 related to the process of taking the Company public.

The comparable nine-month period decrease in net income of 30.7%, or $58,426, was primarily due to decreased sales and gross profits offset by a reduction in general and administrative expenses of $336,405. The reduction in general and administrative expenses can be largely explained by a reduction in bad debt expense of $74,266 due to a more accurate allowance for doubtful accounts under the allowance method; a reduction in freight expenses of $105,464 attributed to third quarter delays in international shipping and decreased purchasing correlated to decreased sale; a reduction of $57,876 in salaries and benefits related to headcount reduction from closure of the Indiana office.

The following table presents a summary of operating information for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010

Revenues	$6,692,833	$5,268,765

Total cost of sales	3,784,110	2,957,605

Gross profit	2,908,732	2,311,160

Total operating expenses	2,483,849	2,154,538

Operating income	424,874	156,622

Total other income and expense	(6,759)	(48,218)

Income before provision for income taxes	418,115	108,404

Provision for income taxes	170,802	44,283

Net income	247,313	64,121

24

Net Revenue:

Net revenue increased by approximately $1,424,068 or approximately 27.03%, from approximately $5,268,765 for the year ended December 31, 2010 to approximately $6,692,833 for the year ended December 31, 2011. This increase in revenue was largely attributed to our opening of a new headquarters and warehouse in Neptune, New Jersey which allowed us to fill larger orders and service our customers on an expedited basis.

Total Cost of Sales:

Cost of sales increased by $826,505 or 27.95%, from $2,957,605 for the year ended December 31, 2010 to $3,784,110 for the year ended December 31, 2011. The increase in cost of sales was attributed to a corresponding increase in revenue over the same period.

Gross profit:

Gross profit increased $597,563, or 25.85%, from $2,311,160 for the year ended December 31, 2010 to $2,908,723 for the year ended December 31, 2011. The increase in gross profit was primarily due to a corresponding increase in revenue.

Net Income:

As a result of the above factors, net income was $247,313 for the year ended December 31, 2011, as compared to net income of $64,121 for the year ended December 31, 2010, an increase of approximately $183,192 or 285%. The increase in net income was due to our ability to increase operational efficiencies with a larger warehouse resulting in a $597,563 increase in our gross profit compared to a corresponding $314,590 increase in general and administrative expenses. The increase in general and administrative expenses is primarily attributed to an increase in payroll of $133,989, freight expenses of $62,205, bad debts of $51,027, depreciation of $33,794 and commissions and fees of $29,130. The increase in payroll can be attributed to increased headcount and an increase in payroll related benefits. The freight expense increase can be attributed to a corresponding increase in inventory purchases. The commissions and fees increase can be attributed to a corresponding increase in sales.

Liquidity and Capital Resources

Cash requirements for, but not limited to, working capital, capital expenditures, and debt repayments have been funded from cash balances on hand, revolver borrowings, loans from officers, notes payable and cash generated from operations.

At December 31, 2011, we had cash and cash equivalents of approximately $29,676 as compared to approximately $70,738 as of December 31, 2010, representing a decrease of $41,062. This decrease can be explained by a decrease in cashflow from financing activities of $119,964, primarily attributed to paydown of notes payable of $138,290; a decrease in cashflow from investing activities of $21,233 attributed to purchase of equipment; and an increase in cashflow from operating activities of $100,135 primarily attributed to an increase of receivables of $359,260 and inventory of $479,945 offset by an increase of accounts payable of $509,614 and net income of $247,313. At December 31, 2011, our working capital was approximately $752,712.

Bank Loans

There are two outstanding loans with PNC bank.  We secured a $950,000 mortgage in 2009 to refinance the Cliffwood Beach property, which currently is owned by ADDR Properties.  The instrument is an interest rate swap for 15 years at 5.5%.

Additionally, Sterling Seal & Supply uses a Line of Credit from PNC Bank.  The total line is for $900,000 and the term is 3% above the 1 month LIBOR rate.  The current balance outstanding is $859,909.

Dividends

To date, we have not paid dividends and we do not intend to pay a dividend in the foreseeable future.

25

Critical Accounting Policies and Estimates

The preparation of our Consolidated Financial Statements, in accordance with accounting principles generally accepted in the United States, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures pertaining to contingent assets and liabilities. Note 1, “Overview and Significant Accounting Policies,” to the Consolidated Financial Statements describes the significant accounting policies used to prepare the Consolidated Financial Statements. On an ongoing basis we evaluate our estimates, including, but not limited to, those related to bad debts, inventories, intangible assets, income taxes, warranty obligations, restructuring, pensions and other postretirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

We believe the following accounting policies and estimates are the most critical. Some of them involve significant judgments and uncertainties and could potentially result in materially different results under different assumptions and conditions.

Revenue recognition

The Company recognizes revenue based on Account Standards Codification (“ASC”) 605 “Revenue Recognition” which contains Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In the case of Sterling, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, shipment of the product has occurred, price is fixed or determinable and collectability of the resulting receivable is reasonably assured.  For Integrity, revenue is recognized when the contracted goods arrive at their destination point. When revenues and expenses straddle a period end due to the time between shipment and delivery, a formula is employed to recognize a portion of the revenue to better match the expenses in the period.

Revenue is recognized at the date of service rendered to customers when a formal arrangement exists, the price is fixed or determinable, the services rendered, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before satisfaction of all of the relevant criteria for revenue recognition are recorded as unearned revenue.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. At December 31, 2011, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

26

Fair values of financial instruments

The carrying amounts reported in the condensed consolidated financial statements for current assets and currently liabilities approximate fair value due to the short-term nature of these financial instruments. The carrying amount of long-term loans approximates fair value since the interest rate associated with the debt approximates the current market interest rate.

The Company adopted ASC 820-10, “Fair Value Measurements and Disclosures”, which establishes a single authoritative definition of fair value and a framework for measuring fair value and expands disclosure of fair value measurements for both financial and nonfinancial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost). For purposes of ASC 820-10-15, nonfinancial assets and nonfinancial liabilities would include all assets and liabilities other than those meeting the definition of a financial asset or financial liability as defined in ASC-820-10-15-15-1A.

Stock-based compensation

The Company records stock-based compensation expense pursuant to ASC 718-10, "Share Based Payment Arrangement,” which requires companies to measure compensation cost for stock-based employee compensation plans at fair value at the grant date and recognize the expense over the employee's requisite service period. The Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. ASC 718-10 requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Recent Accounting Pronouncements

Emerging Growth Company Critical Accounting Policy Disclosure: We qualify as an "emerging growth company" under the 2012 JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As an emerging growth company, we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

In December 2011, FASB issued Accounting Standards Update No. 2011-12, Comprehensive Income (“ASU 2011-12”). Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  Among the new provisions in ASU 2011-05 was a requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements); however this reclassification requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date.

 In September 2011, the FASB has issued Accounting Standards Update (ASU) No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2011-08 is intended to simplify how entities, both public and nonpublic, test goodwill and other intangible assets such as patents for impairment. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is "more likely than not" that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350, Intangibles-Goodwill and Other. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The Company does not expect the adoption of ASU 2011-08 to have a material effect on the Company’s consolidated financial statements.

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In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU No. 2011-05), Presentation of Comprehensive Income, an amendment to ASC Topic 220, Comprehensive Income.  Under this amendment, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in stockholders’ equity.  While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance.  The guidance for public entities is effective for fiscal years or interim periods beginning after December 15, 2011 with early adoption permitted.  The amendments in this update are to be applied retrospectively.  The Company does not expect the adoption of ASU 2011-05 to have a material effect on the Company’s consolidated financial statements.

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Inflation and Seasonality

Our operating results and operating cash flows historically have not been materially affected by inflation or seasonality.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of December 12. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Angelo DeRosa	70	Chairman of the Board
Darren DeRosa	38	Chief Executive Officer
Scott Chichester	42	Chief Financial Officer

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Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years.

Angelo DeRosa, Chairman of the Board

Angelo DeRosa founded the Company’s predecessor entity, Sterling Plastic & Rubber Products, Inc. in 1970. Angelo currently serves as Chairman of the Board of the Directors of the Company and is responsible for the financing and overall management of the entire organization. He also maintains key relationships with customers, banking institutions and industrial affiliations. Angelo studied Business Administration while attending Fairleigh Dickinson University. He is currently involved in multiple charitable organizations, including serving as treasurer of the Holmdel First Aid.

Darren DeRosa, Chief Executive Officer

Darren DeRosa has served as the chief executive officer of the Company since 2000. Darren runs the day-to-day operations of the Company, including managing business development projects in information technology, logistics and human resources, and seeking out potential acquisition targets. Darren earned a B.A. in Economics from Dickinson University and an M.B.A. from Monmouth University.

Scott Chichester, Chief Financial Officer

Scott R. Chichester CPA is the proprietor of Scott R. Chichester CPA, a New York City based accounting, tax and consulting firm.  Mr. Chichester is experienced in taxation, capital formation and the financial services industry. He focuses his practice in the following areas: (i) corporate taxation; (ii) financial statement preparation and (iii) consulting.  His most recent consulting engagement has been for the City of New York.

Prior to establishing the firm in 2001, Mr. Chichester worked in the financial services division as an auditor for Ernst & Young in New York City until 1994 when he passed the CPA exam.  Mr. Chichester then spent 5 years as an accountant in the Equities Controllers Division at Goldman Sachs Group LP.

Within the last 5 years, Mr. Chichester CPA (Since 2001); Founder DirectPay USA LLC (Since 2006)  (payroll company); CFO of Ong Corporation (2002-2008) (technology company)  Founder Madison Park Advisors LLC(since 2010) (advisory services). None of these companies are a parent, subsidiary or other affiliate of the registrant.

Other directorships held during the last 5 years:  Global X Funds (2008-present) (ETF fund complex); 31 funds.  None of the funds in the fund complex are a parent, subsidiary or other affiliate of the registrant; Bayview Acquisition Corp (2010-August 13, 2012).

Identification of Certain Significant Employees

Fred Zink, President of Sterling Seal and Supply, Inc.,

Fred Zink, 64, has served as President of Sterling Seal and Supply, Inc. since 2008.  All of the divisional Vice Presidents report directly to Mr. Zink.  He is also responsible for all activities related to human resources, accounting and productivity.  Mr. Zink also manages the sales and support staff for Sterling Seal for the southeast region.  Mr. Zink graduated from Mount Wachusett Community College in 1969 with an associate’s degree in Business Administration.

Mr. Zink has worked for Sterling Seal and no other employers for the past five. Additionally, he has never held any other directorships.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

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•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Family Relationships

Mr. Angelo DeRosa is the father of Mr. Darren DeRosa.

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Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended December 31, 2011 and December 31, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Darren DeRosa, Chief Executive Officer	2011	$106,000.00	0	0	0	0	0	0	$106,000.00
	2010	$106,401.92							$106,401.92
Scott Chichester, Chief Financial Officer (1)	2011	$0	0	0	0	0	0	0	$0
	2010	$0	0	0	0	0	0	0	$0

(1) Scott Chichester was hired by the Company on January 1, 2012.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table for the period from inception through December 31, 2011.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending December 31, 2011 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officers in the last completed fiscal year under any LTIP

Compensation of Directors

Name and Principal Position	Year	Fees Earned ($)	Stock Awards ($)	All Other Compensation ($)	Totals ($)
Angelo DeRosa, Chairman of the Board	2011	$4,950			$4,950
	2010	$0			0

Employment Agreements

Currently, we do not have any employment agreement in place with any of our officers and directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of December 12, 2012, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Name	Number of Shares Beneficially Owned		Percent of Class (1)
Angelo DeRosa (2) 1105 Green Grove Road Neptune, New Jersey 07753	16,560,000	(5)	44.82%

Darren DeRosa (3) 1105 Green Grove Road Neptune, New Jersey 07753	16,560,000	(6)	44.82%

Scott R. Chichester (4) 676a 9th Ave. Ste 239 New York, NY 10036	1,027,000		2.78%

All Executive Officers and Directors as a group (3 persons)	34,290,000		93.49%

*	less than 1%

(1)	Based on 36,957,373 shares of common stock outstanding as of December 12, 2012.
(2)	Angelo DeRosa is the Chairman of the Board of the Company.
(3)	Darren DeRosa is the Chief Executive Officer of the Company.
(4)	Scott Chichester is the Chief Financial Officer of the Company.
(5)	Includes 16,290,000 shares issued to Angelo DeRosa and 270,000 shares issued to Darleen DeRosa who is his wife.
(6)	Includes 16,290,000 shares issued to Darren DeRosa and 270,000 shares issued to Kaveeta DeRosa who is his wife.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as disclosed below, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;

(B)	Any proposed nominee for election as our director;

(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or

(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

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Sterling Seal rents its principal executive office and warehouse in Neptune, New Jersey from ADDR for $10,000 per month. The rental is under a one-year lease term, renewable annually.

In November 2010, ADDR borrowed $503,333 from Sterling Seal for part of the purchase price of the facility in Neptune, New Jersey that is the Company’s current principal executive office. This loan bears an annual interest rate 3% and there are no specified repayment terms. The balance of principal and related accrued interest at December 31, 2011 was $518,333.

Sterling Seal rents its Apopka, Florida office and warehouse space from Q5, for $5,000 per month, under a one year-lease term, renewable annually. Q5 has an unsecured note with the Company which bears interest at 4%, annually. There are no specified repayment terms. The balance of principal and accrued interest at December 31, 2011 was $719,936.

Integrity utilizes office space and equipment of Sterling Seal and pays rent to Sterling Seal of $1,000 per month.

Throughout the history of the Company, the Chairman, Angelo DeRosa has periodically loaned the company money. As of December 31, 2011 this culminated in a total amount due to Mr. Derosa of $1,717,152. The loan has a twenty year term maturing on December 31, 2031 and calls for principal and simple interest to be paid at various yearly intervals at the rate of 3%.

In December of 2011, Angelo DeRosa, Chairman, committed to contribute to ADDR, land and a building with an adjusted cost basis of $672,715.

Angelo DeRosa, the Chairman of the Board of the Company, is the father of Darren DeRosa, the Chief Executive Officer of the Company.

Sally Chichester, is the mother of Scott R. Chichester, the Chief Financial Officer of the Company.

 Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

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STERLING CONSOLIDATED CORP.

3,536,873 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is __________, 2012

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PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$121.26
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$26,000
Legal fees and expense	$40,000
Blue Sky fees and expenses	$2,500
Miscellaneous	$0
Total	$68,621.26

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities

We were incorporated in the State of Nevada in January 31, 2011. In connection with incorporation, we issued 2,880,000 shares of common stock to our founders. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On August 13, 2012, we issued 10,000 shares to Anslow & Jaclin, LLP as partial compensation for legal services. The value of the consideration was issued at $0.30 per share for a total value of $3,000 and this amount was boked to results of operations in the third quarter of 2012. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On June 8, 2012, we issued 30,797,373 shares of common stock to the owners of Sterling Seal & Supply, Inc. in exchange for 30,797,373 shares of Sterling Seal and Supply, Inc. common stock; 1,500,000 shares of common stock in exchange for 100 shares of Integrity Cargo Freight Corporation common stock; 540,000 shares in exchange for a 100% of membership interest in Q5 Ventures LLC and 1,080,000 shares for a 100% membership interest in ADDR Properties, LLC. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

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On July 23, 2012, we issued 150,000 shares to Delaney Equity Group, LLC as compensation for consulting services. The consideration for these services was $45,000 and was expensed in the Company’s results of operations for the quarter ended September 30, 2012. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation
3.2	By-Laws (to be filed as amendment)
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Equity Exchange Agreement
10.2	Lease agreement with the Children’s Center of Monmouth
10.3	Lease agreements with the three different tenants located at Cliffwood Beach, NJ
23.1	Consent of Sam Kan & Company, CPA
23.2	Consent of Counsel (included in Exhibit 5.1, hereto)

Item 17. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Sterling Consolidated Corp., the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Neptune, New Jersey, on December 13, 2012.

STERLING CONSOLIDATED CORP.

By:	/s/Darren DeRosa
Darren DeRosa,
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Darren DeRosa	Chief Executive Officer	December 13, 2012
Darren DeRosa

/s/Scott Chichester	Principal Financial Officer, Controller and Principal Accounting Officer	December 13, 2012
Scott Chichester

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by a majority of the board of directors and on the dates indicated.

Signature	Date

/s/Angelo DeRosa	December 13, 2012
Angelo DeRosa

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